Exhibit 2.1
Execution Version

PURCHASE AND SALE AGREEMENT
by and among
CHESAPEAKE EXPLORATION, L.L.C.;
CHESAPEAKE APPALACHIA, L.L.C.;
CHK UTICA, L.L.C.;
MC MINERAL COMPANY, L.L.C.;
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.;
CHESAPEAKE ENERGY MARKETING, L.L.C.;
CHESAPEAKE ROYALTY, L.L.C.; and
MIDCON COMPRESSION, L.L.C.

(collectively, the “Sellers”)
and
EAP OHIO, LLC
(the “Buyer”)

JULY 26, 2018

	4.1	Organization and Standing.	52
	4.2	Powers.	52
	4.3	No Restriction.	52
	4.4	Authorization.	52
	4.5	Non-Contravention.	53
	4.6	Governmental Consent.	53
	4.7	Litigation, Etc.	53
	4.8	Broker's or Finder's Fees.	53
	4.9	Bankruptcy.	53
	4.10	Qualifications.	53
	4.11	Funding; Investment.	53
5.	Covenants.		55
	5.1	Access to Information.	55
	5.2	Conduct of Business.	57
	5.3	Lease Extensions.	61
	5.4	Non-Operated Properties.	61
	5.5	Revenues.	61
	5.6	Tax Matters.	62
	5.7	Suspended Funds.	63
	5.8	Operatorship.	64
	5.9	Limitations on Representations and Warranties.	64
	5.10	NORM, WASTES AND OTHER SUBSTANCES.	67
	5.11	Governmental Approvals.	67
	5.12	CFIUS.	68
	5.13	Midstream Agreements.	69
	5.14	Hedges and Novation Agreements.	71
	5.15	Total Development Agreement.	73
	5.16	Completion Contracts.	73
	5.17	Financing Cooperation.	73
	5.18	Drilling Rig Contracts.	75
	5.19	FCC Licenses.	75
	5.20	Production True-Up Payments.	76
	5.21	Environmental Records.	77
6.	Buyer's Conditions Precedent.		77
7.	Seller's Conditions Precedent.		79
8.	The Closing.		80
	8.1	Buyer's Deliveries.	81
	8.2	Sellers' Deliveries.	82
	8.3	Post-Closing Adjustments.	83
	8.4	Post-Closing Deliveries.	83
9.	Press Releases.		83
10.	Indemnification.		83
	10.1	Assumed Obligations.	83
	10.2	Sellers' Indemnification.	84
	10.3	Buyer's Indemnification.	84

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PURCHASE AND SALE AGREEMENT

	10.4	Indemnification Procedure.	84
	10.5	Defense.	85
	10.6	Certain Limitations of Indemnity Obligations.	85
	10.7	EXTENT OF INDEMNIFICATION.	88
11.	Preservation of Books and Records; Financial Statements.		88
	11.1	Preservation of Books and Records.	88
	11.2	Financial Statements.	89
12.	Termination.		91
	12.1	Right to Terminate.	91
	12.2	Effect of Termination.	92
	12.3	Distribution of Deposit Upon Termination.	93
	12.4	Buyer Indemnification Support.	95
13.	Miscellaneous.		95
	13.1	Time.	95
	13.2	Notices.	95
	13.3	Survival.	96
	13.4	Cooperation.	97
	13.5	No Third Party Beneficiaries.	97
	13.6	Cumulative Remedies.	97
	13.7	CHOICE OF LAW; VENUE.	98
	13.8	JURISDICTION.	98
	13.9	Entire Agreement.	99
	13.10	Assignment.	99
	13.11	Amendment.	99
	13.12	Severability.	100
	13.13	Attorney Fees.	100
	13.14	Counterparts; Electronic Transmission.	100
	13.15	LIMITATION ON DAMAGES.	100
	13.16	WAIVER OF JURY TRIAL.	100
	13.17	Mutuality.	101
	13.18	Schedules.	101
	13.19	Possible Exchange.	101
	13.20	Confidentiality.	101
	13.21	Sale or Use Tax, Recording Fees, and Similar Taxes and Fees.	102
	13.22	Expenses.	102
	13.23	Change of Name.	103
	13.24	Replacement of Bonds, Letters of Credit and Guarantees.	103
	13.25	CONSPICUOUS.	103
	13.26	Specific Performance.	103
	13.27	Seller Liability.	103
	13.28	No Recourse.	104
	13.29	Waiver of Claims Against Debt Financing Sources.	104

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PURCHASE AND SALE AGREEMENT

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A-1	—	Real Property Interests and Wells
Part 1		—	Total AMI Properties
Part 2		—	Non-AMI Properties
Exhibit A-2	—	Mineral Interests and Royalties
Part 1		—	Total AMI Properties
Part 2		—	Non-AMI Properties
Exhibit A-3	—	Surface Assets
Exhibit A-4	—	Vehicles and ATVs
Exhibit A-5	—	Excluded Assets
Exhibit A-6	—	MidCon Assets
Part 1		—	Total AMI Properties
Part 2		—	Non-AMI Properties
Exhibit B-1	—	Form of Assignment, Bill o Sale and Conveyance
Exhibit B-2	—	Form of Mineral Deed
Exhibit B-3	—	Form of Surface Deed
Exhibit B-4	—	Form of Certificate of Non-Foreign Status
Exhibit B-5	—	Form of Transition Services Agreement
Exhibit B-6	—	Form of Core Access Agreement
Exhibit B-7	—	Form of CHK Parent Guaranty
Exhibit B-8	—	Form of Oil Purchase Agreement
Exhibit B-9	—	Form of Gas Purchase Agreement
Exhibit B-10	—	Form of NGLs Purchase Agreement
Exhibit C	—	Contracts
Part 1		—	Total AMI Properties
Part 2		—	Non-AMI Properties
Exhibit D	—	Midstream Agreements Subject to Certain Consents
Part 1		—	Total AMI Properties
Part 2		—	Non-AMI Properties
Exhibit E	—	Midstream Agreements
Part 1		—	Total AMI Properties
Part 2		—	Non-AMI Properties
Exhibit F	—	Well Log
Schedules:
Schedule 1.1(a)		Persons with Knowledge
Schedule 1.1(b)		CAA Retained Liability
Schedule 2.4.4		Total Pref Right
Schedule 3.3		No Breach
Schedule 3.4		Litigation
Schedule 3.5		Taxes
Schedule 3.8		Contracts

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PURCHASE AND SALE AGREEMENT

Schedule 3.9	Environmental and Safety Matters
Schedule 3.12	PPRs and Required Consents
Schedule 3.13	Gas Balancing
Schedule 3.15	AFEs
Schedule 3.16	Unleased AR
Schedule 3.18	Wells
Schedule 3.20	Suspended Funds
Schedule 3.21	Payout Balances
Schedule 3.23	Letters of Credit, Bonds, Guarantees
Schedule 5.2	Conduct of Business
Schedule 5.3	Lease Extensions
Schedule 5.14.1	Natural Gas Hedges
Part 1	—	Total AMI Natural Gas Hedges
Part 2	—	Non-AMI Natural Gas Hedges
Schedule 5.20	True-Up Quantity
Schedule 13.24	Letters of Credit, Bonds, Guarantees

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PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 26th day of July 2018 (the “Execution Date”), by and among CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), CHESAPEAKE APPALACHIA, L.L.C., an Oklahoma limited liability company (“CHK App”), CHK UTICA, L.L.C., a Delaware limited liability company (“CHK Utica”), MC MINERAL COMPANY, L.L.C., an Oklahoma limited liability company (“MCMC”), CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C., an Oklahoma limited liability company (“CLDC”), CHESAPEAKE ENERGY MARKETING, L.L.C., an Oklahoma limited liability company (“CEM”), CHESAPEAKE ROYALTY, L.L.C., an Oklahoma limited liability company (“CHK Royalty”), MIDCON COMPRESSION, L.L.C., an Oklahoma limited liability company (“MidCon” and together with CELLC, CHK App, CHK Utica, MCMC, CLDC, CEM and CHK Royalty, each, a “Seller” and, collectively, the “Sellers”) and EAP OHIO, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”.
BACKGROUND:
A.    The Sellers desire to sell and the Buyer desires to purchase all of the Sellers’ right, title and interest in and to the Properties (as hereinafter defined).
B.    The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND REFERENCES

1.
Definitions and References. Capitalized terms used throughout this Agreement including the Recitals above and not defined in Section 1.1 below shall have the meaning ascribed to them elsewhere in this Agreement.

1.1	Definitions. Each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:
“2022 Additional Consideration” has the meaning specified in Section 2.13.
“2022 NYMEX Price” means the arithmetic average of the twelve (12) monthly NYMEX Gas Contract Prices for the year 2022.
“2023 Additional Consideration” has the meaning specified in Section 2.13.
“2023 NYMEX Price” means the arithmetic average of the twelve (12) monthly NYMEX Gas Contract Prices for the year 2023.

“Accounting Referee” means a nationally recognized accounting firm mutually agreed upon by the Parties, provided that prior to the appointment of any Accounting Referee, each Party will certify in writing to the other Party that such Accounting Referee has neither performed any work for such Party or its Affiliates nor been an officer, director or employee of such Party or any of its Affiliates within the preceding two (2) year period.
“AFEs” has the meaning specified in Section 3.15.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Person; provided, that any (a) representations or warranties herein of the Buyer that refer to any of the Buyer’s “Affiliates” shall not be deemed or otherwise considered to include Canadian Pension Plan Investment Board or its other portfolio companies, or its or their subsidiaries, sponsors, or partners, and (b) covenants or agreements herein obligating Buyer to perform any action will not be deemed or otherwise considered to extend to any such Person (except in the case of Sections 2.11, 5.11, and 13.4, which shall apply to Canadian Pension Plan Investment Board).
“Agreement” has the meaning specified in the introductory paragraph and includes the Exhibits and Schedules attached hereto.
“Allocated Value” means, with respect to each Well or Real Property Interest for which value is allocated on Exhibit A-1, the portion of the Purchase Price attributable to such Well or Real Property Interest as set forth on Exhibit A-1.
“Assessment” has the meaning specified in Section 5.1.1.
“Asset Taxes” means production, severance, sales, use, occupation, ad valorem property, personal property or similar Taxes, and shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report, but not income, franchise or commercial activity Taxes or Transfer Taxes.
“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit B-1 with respect to the Properties other than the Surface Assets and the Mineral Interests.
“Assumed Obligations” means, other than the Retained Liabilities, all Liabilities of every kind and character of the Sellers with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, including those arising out of or relating to (i) Liabilities and duties to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or within the geographical boundaries of the Lands or otherwise comprising part of the Properties, and (ii) except as specifically provided in Section 2.2.13, all Liabilities to restore the

PURCHASE AND SALE AGREEMENT

surface of the Real Property Interests or the Lands and any other obligations relating to the failure of the Real Property Interests, Lands or Wells to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time; provided, however, that to the extent a Retained Liability ceases to be a Retained Liability it shall thereafter be an Assumed Obligation. Notwithstanding anything to the contrary, the definition of “Assumed Obligations” shall be without prejudice to the express rights and remedies of the Buyer herein, including those with respect to Title Defects, Environmental Defects and the Sellers’ indemnification obligations hereunder.
“Average Henry Hub Determination Price” has the meaning specified in Section 5.20.3.
“Basket” has the meaning specified in Section 10.6.1A.
“Benefit Notice” has the meaning specified in Section 2.2.11.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized by Law to close.
“Buyer” has the meaning specified in the introductory paragraph.
“Buyer Hedging Indemnities” has the meaning specified in Section 5.14.4.
“Buyer Indemnified Parties” has the meaning specified in Section 10.2.
“Buyer Pref Termination Right” has the meaning specified in Schedule 2.4.4.
“Buyer True-Up Payments” has the meaning specified in Section 5.20.1A.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Properties for production of Hydrocarbons through normal depletion (including the watering out of any well, collapsed casing or sand infiltration of any well).
“Casualty Loss” has the meaning specified in Section 2.12.
“Casualty Loss Amount” has the meaning specified in Section 2.12.
“CFIUS” has the meaning specified in Section 5.12.1.

PURCHASE AND SALE AGREEMENT

“CFIUS Approval” shall mean Buyer and Sellers shall have received written notice from CFIUS stating that: (a) CFIUS has concluded that the transaction is not a “covered transaction” and not subject to review under applicable Law; or (b) the review of the transaction contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Buyer and Sellers and either (i) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (ii) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.
“CHK Parent Guaranty” means a parent guaranty from Chesapeake Energy Corporation in substantially the form of Exhibit B-7.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.
“Closing Date” has the meaning specified in Section 8.
“Closing Statement” has the meaning specified in Section 2.8.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof.
“Completion Contract Counterparty” means Halliburton Energy Services Inc. or BJ Services, as applicable.
“Compressor Assets” has the meaning specified in the definition of Properties.
“Confidentiality Agreement” means that certain confidentiality agreement dated May 15, 2017 executed by Chesapeake Energy Corporation and Encino Energy, LLC, as amended.
“Consultant” has the meaning specified in Section 2.2.12.
“Contracts” has the meaning specified in the definition of Properties.
“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.

PURCHASE AND SALE AGREEMENT

“Core Access Agreement” means a core access agreement in substantially the same form attached hereto as Exhibit B-6.
“Curable Defect” has the meaning specified in Section 2.1.3.
“Cure Period” has the meaning specified in Section 2.1.2.
“Currently Producing Zone” means for a given Well, the zone or formation containing the perforated interval(s) from which such Well is currently (or, in the case of shut-in Wells, is capable of) producing oil or gas, as applicable, as reported for such Well to the applicable Governmental Authority governing such Well on the Effective Time and the Closing Date (and any dates between), or such other zone or formation from which the Well is being (or, in the case of shut-in Wells, is capable of being) produced as can otherwise be reasonably determined within the Records of the Sellers on the Effective Time and the Closing Date (and any dates between).
“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.
“Debt Commitment Letter” shall mean the executed commitment letters (together with all of its respective exhibits, schedules, annexes, supplements and amendments thereto) from the applicable Debt Financing Sources, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Debt Financing Sources have committed, subject only to the financing conditions set forth therein, to provide the Buyer the portion of the Debt Financing set forth therein.
“Debt Financing” shall mean the debt financing set forth in the Debt Commitment Letter, pursuant to the terms of the Debt Commitment Letter, including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter.
“Debt Financing Sources” shall mean the lending parties to the Debt Commitment Letter.
“Defect Notice” has the meaning specified in Section 2.2.
“Defect Notice Date” has the meaning specified in Section 2.2.
“Defensible Title” means that title of Sellers (and, from and after Closing, the Buyer) to the Wells or Real Property Interests, as applicable, that, subject to Permitted Encumbrances, as of Effective Time and the Closing Date (and all dates between):

(a)
entitles the Sellers (and, from and after Closing, the Buyer) to receive, throughout the productive life of a Well or Real Property Interest, as applicable, not less than the Net Revenue Interest set forth in Exhibit A-1

PURCHASE AND SALE AGREEMENT

in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formation of such Well or Real Property Interest, as applicable, except for (i) decreases in connection with any operation performed after the Execution Date in which the owner of such Well or Real Property Interest, as applicable, is a non-consenting owner or are taken on or after the Closing Date, including decreases resulting from any reversion of interest to co-owners with respect to which such co-owners, after the Execution Date, may elect to be a non-consenting co-owner, in each case, to the extent not in violation of Section 5.2, (ii) decreases resulting from the establishment of pools or units after the Execution Date to the extent not in violation of Section 5.2, (iii) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction, and (iv) decreases resulting from reversionary interests, carried interests, horizontal or vertical severances, the effluxion of time or other matters or changes in interest, in each case, to the extent specifically shown in Exhibit A-1;

(b)
obligates the Sellers (and, from and after Closing, the Buyer) to bear, throughout the productive life of a Well (and the plugging, abandonment and salvage thereof) not greater than the Working Interest in such Well set forth in Exhibit A-1 with respect to the Target Formation, except (i) increases in such Working Interest resulting from matters specifically shown in Exhibit A-1, (ii) increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, in each case, to the extent occurring after the Execution Date not in violation of Section 5.2, and (iii) increases that are accompanied by at least a proportionate increase in the Net Revenue Interest for such Well;

(c)
with respect to any Real Property Interest, entitles the Sellers (and, from and after Closing, Buyer), throughout the productive life of a Real Property Interest, to the Net Acres set forth on Exhibit A-1 for such Real Property Interest with respect to the Target Formation; and

(d)	is free and clear of all Liens.
“Deposit” has the meaning specified in Section 2.
“Determination Date” has the meaning specified in Section 5.20.1.
“Disputed Title/Enviro Matter” has the meaning specified in Section 2.1.3.
“Dollar” means the United States of America dollar.
“Drilling Rig Contract 1” means that certain International Association of Drilling Contractors Drilling Bid Proposal and Daywork Drilling Contract – U.S. between Chesapeake Operating, L.L.C. and Drilling Rig Contract Counterparty, dated May 10, 2018 and covering Rig 571.

PURCHASE AND SALE AGREEMENT

“Drilling Rig Contract 2” means that certain Daywork Drilling Contract by and between Chesapeake Operating, Inc. and the Drilling Rig Contract Counterparty, for Contractor’s Rig 580, dated June 25, 2014, as amended.
“Drilling Rig Contracts” means, collectively, Drilling Rig Contract 1 and Drilling Rig Contract 2.
“Drilling Rig Contract Counterparty” means Patterson-UTI Drilling Company, LLC.
“Easements” has the meaning specified in the definition of Properties.
“Effective Time” means 7:00 a.m. Central Time, January 1, 2018.
“Environmental Defect” means, as to a Real Property Interest or Well, the violation of or liability under applicable Environmental Laws in effect as of the Execution Date; provided that the term “Environmental Defect” does not include the failure to meet good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Authority but which are not subject to legal requirements under Environmental Laws, and provided further that the term “Environmental Defect” excludes any of the foregoing liabilities to the extent caused by or relating to NORM or otherwise disclosed in any Schedule. For the avoidance of doubt, (a) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect, (b) the fact that a Well should be temporarily plugged or abandoned or permanently plugged and abandoned, or facts or conditions based on the quantity of Hydrocarbon production from a Real Property Interest or Well, shall, in each case, not form the basis of an Environmental Defect, (c) except with respect to equipment (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect (so long as, in the case of clauses (a), (b) and (c), the existence of the matter(s) mentioned therein in and of themselves do not constitute a violation of or liability under applicable Environmental Laws in effect as of the Execution Date) and (d) no Retained Liability shall be the basis for an Environmental Defect.
“Environmental Defect Amount” has the meaning specified in Section 2.2.10.
“Environmental Defect Deductible” means an amount equal to two percent (2.0%) of the unadjusted Purchase Price.
“Environmental Law” means any Law relating to the environment, natural resources, health and safety, Hazardous Substances, industrial hygiene, or environmental conditions on, under, or about any of the Properties, including soil, groundwater, surface water, soil gas, and indoor and ambient air conditions, or the reporting, investigation or remediation of environmental contamination and

PURCHASE AND SALE AGREEMENT

includes the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended as of the Execution Date, as well as common law.
“Environmental Records” means all notices, demands, requests for information, and other correspondence transmitted between U.S. EPA and Sellers related to the Properties, and all records and documents created, compiled, or produced by or at the request of Sellers, in respect of the December 6, 2017, Request for Information from U.S. EPA to Chesapeake Energy Corporation under Section 114(a) of the Clean Air Act.
“Escrow Account” has the meaning specified in Section 2.
“Escrow Agent” means CitiBank, N.A., or its successor under the Escrow Agreement.
“Escrow Agreement” means the escrow agreement entered into as of the Execution Date by the Sellers, the Buyer, and the Escrow Agent.
“Exchange Act” has the meaning specified in Section 11.2.1.
“Excluded Assets” means:

(a)	the Excluded Information;

(b)	the items expressly identified on Exhibit A-5;

(c)
any existing or future refund of costs, Taxes or expenses borne by the Sellers, their Affiliates or each of their respective predecessors in title attributable to the period prior to the Effective Time;

(d)
any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Real Property Interests, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(e)	all rights of the Sellers under Contracts attributable to periods before the Effective Time;

PURCHASE AND SALE AGREEMENT

(f)	all rights and interests of the Sellers (i) under any bond, letter of credit or guarantee or (ii) relating to existing claims and causes of action that may be asserted against a Third Party;

(g)
all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof other than Stored CEM NGLs, Stored CEM Oil, and inventory for which an adjustment is made to the Purchase Price under Section 2.6.1;

(h)
all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent the Sellers are responsible for such costs under this Agreement) arising under any of the Contracts or otherwise with respect to the Properties, in each case, for any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances;

(i)
all trade credits, account receivables, note receivables, take-or-pay amounts receivable and other receivables attributable to the Properties (other than Stored CEM NGLs, Stored CEM Oil, and inventory for which an adjustment is made under Section 2.6.1), in each case, with respect to any period of time prior to the Effective Time, as determined in accordance with GAAP;

(j)	the Excluded IT Equipment;

(k)	all office supplies, furniture and related personal effects located off the Properties or only temporarily located on the Properties;

(l)	all artwork and personal effects whether located on or among the Properties;

(m)
Properties retained by the Sellers hereunder or excluded from the Properties at Closing pursuant to Section 2.2, Section 2.4, Section 2.12, Section 5.1.1, Section 5.12, or Schedule 2.4.4, subject to the terms of each such Section or Schedule;

(n)
all claims of the Sellers or any of their Affiliates for refunds of or loss carry forwards with respect to (i) any Asset Taxes allocated to a Seller pursuant to Section 5.6, (ii) income or franchise Taxes or (iii) any Taxes attributable to the Excluded Assets;

(o)
all rights and interests of the Sellers under any policy or agreement of (i) insurance or (ii) indemnity (including any rights, claims or causes of action of a Seller against Third Parties under any influence or hold harmless agreements and any indemnities received in connection with a Seller’s prior acquisition of any of the Properties);

PURCHASE AND SALE AGREEMENT

(p)
all drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment, in each case, brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well;

(q)	the Total Development Agreement (not including, for the avoidance of doubt, any agreements entered into pursuant thereto, including any joint operating agreements); and

(r)	except as set forth on Exhibit A-6, all assets of MidCon;
provided that, in the case of clauses (e), (f), (h), and (o)(ii), the items described therein shall only constitute “Excluded Assets” to the extent that such items do not constitute Assumed Obligations for which Buyer has an indemnification obligation or otherwise constitute an indemnification obligation of the Buyer hereunder.
“Excluded G&A Expenses” means any general and administrative expenses (including overhead, salaries, benefits, legal and professional costs) incurred by Sellers or their Affiliates.
“Excluded Information” means (a) any data or licenses whose change in ownership or transfer is subject to payment of a fee or other consideration by an agreement with a Third Party or by applicable Law (which Buyer has not agreed in writing to pay or exchange to or with such Third Party); (b) any contracts, books, records, files, maps, information, data, software, licenses (including radio licenses), or similar information (or copies thereof) to the extent not relating to the Properties; (c) any records or information relating to the offer, negotiation or sale of the Properties, including bids received from and records of negotiations with Buyer or Third Parties; (d) any original or copied records, information, data, software and licenses permitted to be retained by Sellers pursuant to the terms hereof; (e) any of Sellers’ (or their Affiliates’) reserve, engineering, economic or marketing evaluations or interpretations, interpretive maps, or correspondence related thereto; (f) master service contracts, software or licenses used for both the Properties and other assets of the Sellers (or their Affiliates); (g) all corporate, limited liability company, partnership or financial, tax and legal records of Sellers relating to each Seller’s business generally (other than title records, records related to Asset Taxes or except for copies of records subject to this clause (g) to the extent substantially related to any of the Assumed Obligations and not otherwise excluded by clauses (a), (e), (i), (j), (k) or (l) hereof); (h) the Sellers’ area-wide bonds, permits and licenses used in the conduct of Sellers’ business generally; (i) any environmental studies, evaluations, reports or interpretations thereof that were generated by or for the Sellers’ (or their Affiliates’) solely for internal use; (j) all “virtual courthouses” or physical or virtual “data rooms” of the Sellers; (k) each Seller’s exclusive use arrangements with title abstract facilities; (l) all legal records and files constituting work product of, and attorney-client communications with, the Sellers’ legal counsel that are protected by an attorney-client privilege (excluding the title documents); (m) all of the Sellers’ (and their

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Affiliates’) proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other similar intellectual property; (n) any contracts, books, records, files, maps, information, data, software, permits, or licenses (including radio licenses), or similar information (or copies thereof), to the extent relating to any of the other Excluded Assets; (o) all G&G Data to the extent and only to the extent that it may not be assigned to the Buyer without payment of a fee or other penalty (unless the Buyer has agreed in writing to pay such fee or accept such penalty); and (p) any interpretations or analyses of G&G Data.
“Excluded IT Equipment” means all computers, mobile devices, servers, network equipment, computer peripherals, and external hard drives as well as email and software licenses.
“Excluded Property Costs” means all (i) costs and expenses of Sellers related to: (a) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from the Retained Liabilities (or any matters that would have constituted Retained Liabilities but were settled, compromised, or otherwise resolved prior to the Execution Date); (b) the remediation or cure (or attempted remediation or cure) of any Title Defect or Environmental Defect; (c) any costs associated with Sellers’ obligations arising under Section 2.4 or any type of costs described in Section 13.22 of the Sellers; (d) any costs incurred with respect to an indemnification obligation of Sellers hereunder; or (e) except to the extent permitted by Sections 5.2 or 5.3, lease bonuses, lease acquisition costs, and similar payments incurred after the Execution Date and prior to the Closing Date; and (ii) Excluded G&A Expenses.
“Execution Date” has the meaning specified in the introductory paragraph.
“Expiration Date” has the meaning specified in Section 13.3.
“FCC” shall mean the Federal Communications Commission.
“FCC Assignment Applications” has the meaning set forth in Section 5.19.1.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Contracts” has the meaning specified in Section 5.13.1.
“Final Statement” has the meaning specified in Section 2.9.
“Financial Statements” has the meaning specified in Section 11.2.1.
“Financing” means, to the extent obtained by the Buyer, any debt or equity financing (or combination thereof) issued, incurred or intended to be issued or incurred to be used in whole or in part to fund all or any portion of the Purchase Price.

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“FTP Site” means that certain File Transfer Protocol site located at https://myftp.chk.com with the Id: ftp_Utica_2018.
“Fundamental Representations” means Section 3.1, 3.2, 3.3, 3.10, 3.11.
“G&G Data” means geological or geophysical information including seismic data, studies, core and fluid samples and information and any other similar geological or geophysical information, in each case, related to the Properties, but excluding any interpretations and analyses of such information.
“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.
“Gas Imbalances” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the respective Seller’s interest in such Seller’s Wells or any interests pooled or unitized therewith.
“Gas Purchase Agreement” means a gas purchase agreement in substantially the form of Exhibit A-9.
“Governmental Authority” means any national, state, county or municipal government or division thereof, domestic or foreign, any governmental, regulatory, or administrative agency, board, bureau, commission, court, department or other instrumentality of any such government, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal or arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.
“Hazardous Substance” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, or otherwise regulated under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls, but excluding NORM.
“Hedges” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“HSR Approval” means the expiration or termination of any applicable waiting periods under the HSR Act.
“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons produced in association therewith.
“Hydrocarbons Purchase Agreement” means, as applicable, the Gas Purchase Agreement, Oil Purchase Agreement and NGLs Purchase Agreement.
“Individual Claim” has the meaning specified in Section 10.6.1.
“Individual Defect Threshold” has the meaning specified in Section 2.2.1.
“Knowledge” of a fact or matter means, with respect to a Seller, the actual knowledge (after reasonable due inquiry of those employees reporting directly to such individuals) of the individuals of such Seller listed in Schedule 1.1(a).
“Lands” means the lands covered by the Real Property Interests or Units.
“Lease Expiration Defect” has the meaning set forth in the definition of Title Defect.
“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, fees, interest obligations, deficiencies, debts, obligations, costs and expenses, and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including amounts paid in settlement, interest, court costs, costs of investigators, and, to the extent reasonable, any attorneys’, accountants’, financial advisors’ or other experts’ fees or other expenses incurred in connection therewith.
“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce the Sellers’ Net Revenue Interest below that shown on Exhibit A-1.
“Material Adverse Effect” means any result, consequence, condition or matter which, individually or in the aggregate, (a) materially adversely affects, or would be reasonably likely to be material adverse to, the Properties or the operations, rights, results of operations or the value of the Properties taken as a whole, or (b) materially impairs, prevents or delays a Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this

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Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party, (ii) that result from the public announcement of any of the transactions contemplated in this Agreement, (iii) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks or acts of God or natural disasters, or (iv) that result from acts or failures to act of any Governmental Authorities and changes in Laws from and after the Execution Date unless caused by the actions or inactions of Seller; provided, further, any result, consequence, condition or matter referred to in the immediately preceding clauses (i), (iii) or (iv) will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent such result, consequence, condition or matter adversely affects the Properties in a disproportionately adverse manner relative to other companies operating in the oil and gas industry in the geographic region in which the Properties are located.  Notwithstanding anything to the contrary in this Agreement, in determining whether a Material Adverse Effect exists, any indemnification by the Sellers or Buyers under this Agreement or any insurance, claim right of contribution, other indemnity or other rights, shall not be taken into consideration or account.
“Material Contracts” has the meaning specified in Section 3.8.
“Midstream Agreements” has the meaning specified in Section 5.13.1.
“Midstream Assignments” has the meaning specified in Section 5.13.1.
“Midstream Pass-Through Arrangement” has the meaning specified in Section 5.13.2.
“Mineral Deed” means the Mineral Deed which shall contain a limited warranty of title under applicable Laws of the State of Ohio with respect to the Mineral Interests, in substantially the same form attached hereto as Exhibit B-2.
“Mineral Interests” has the meaning specified in the definition of Properties.
“Mitigation Standard” has the meaning specified in Section 5.12.1.
“Natural Gas Hedges” has the meaning specified in Section 5.14.1.
“Net Acres” means, as calculated separately with respect to each Real Property Interest, the product of (a) the number of gross acres of land covered by such Real

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Property Interest multiplied by (b) the lessor’s undivided interest in the Hydrocarbons in the lands covered by such Real Property Interest, multiplied by (c) Sellers’ undivided interests in such Real Property Interest (provided that if items (b) and (c) vary as to different areas of lands covered by any such Real Property Interests, then a separate calculation shall be performed with respect to each such area). All references herein to the Net Acres set forth on Exhibit A-1 refer to the column labeled “Seller Net Acres” on Exhibit A-1.
“Net Revenue Interest” (or “NRI”) means, with respect to any Well or Real Property Interest, the decimal interest in and to all production of Hydrocarbons produced and saved or sold from or allocated to the relevant Well or Real Property Interest after giving effect to all valid lessors’ royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens upon, measurable or payable out of production therefrom.
“NGLs Purchase Agreement” means a NGLs purchase agreement in substantially the form attached hereto as Exhibit B-10.
“Non-Total Pref Properties” has the meaning specified in Schedule 2.4.4.
“Non-Total Pref Properties Election” has the meaning specified in Schedule 2.4.4.
“Nonconsented Interest” has the meaning specified in Section 2.4.2.
“NORM” has the meaning specified in Section 5.10.
“Novation Agreements” shall mean, collectively, each ISDA Novation Agreement by and among a Natural Gas Hedge counterparty, the Sellers and the Buyer pursuant to which the Sellers will novate the Natural Gas Hedges to the Buyer, in a form agreed to by each of the parties thereto.
“NYMEX Gas Contract Price” means the New York Mercantile Exchange natural gas strip price for a given calendar month as published in the Platts Natural Gas Alert by S&P Global Platts.
“Offering Document” has the meaning specified in Section 11.2.1.
“Oil Purchase Agreement” means an oil purchase agreement in substantially the form of Exhibit B-8.
“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice (based on the twelve (12) month period prior to the Execution Date) of the applicable Sellers or their respective Affiliates.
“Outside Date” has the meaning specified in Section 12.1.5.

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“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Payout Balance” has the meaning specified in Section 3.21.
“Permits” has the meaning specified in Section 3.6.
“Permitted Encumbrances” means any of the following:

(a)
royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other similar burdens or encumbrances, in each instance, to the extent they do not, individually or in the aggregate, reduce the Sellers’ Net Revenue Interest or Sellers’ Net Acres or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest) in any Property from that described in Exhibit A-1;

(b)
Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings; provided, that, to the extent such Tax contests exist as of the Execution Date, they are set forth on Schedule 3.5;

(c)
Liens of mechanics, materialmen, warehousemen, landlords, vendors and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business and relate to sums not yet due;

(d)
operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, Hydrocarbon purchase contracts and all of the Contracts, easements, surface leases and other surface rights and the terms of all of the Real Property Interests, in each instance, to the extent they do not, individually or in the aggregate, materially interfere with the ownership and operation of the Properties subject thereto or affected thereby (as currently owned and operated), and do not reduce the Sellers’ Net Revenue Interest or Sellers’ Net Acres, or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest), in the Properties subject thereto;

(e)
all rights reserved to or vested in any Governmental Authority (i) to control or regulate any of the Properties in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority, or (ii) to terminate any right, power, franchise, license or permit afforded by such Governmental Authority;

(f)	all rights to consent by, required notices to, or filings with Governmental Authorities in connection with the sale, disposition, transfer or conveyance

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of federal, state, tribal or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”);

(g)
except to the extent (i) already triggered or (ii) triggered upon the consummation of the transactions contemplated herein, conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease;

(h)
non-governmental Third Party consents applying to the transactions contemplated hereby; provided that, with respect to Required Consents and PPRs, the Sellers shall have complied with the provisions of Section 2.4;

(i)
all Liens, defects or irregularities of title, if any, affecting the Properties (i) which would be accepted by a reasonably prudent operator engaged in the business of owning and operating oil and gas properties and (ii) to the extent they do not, individually or in the aggregate, materially detract from the value of or materially interfere with the ownership and operation of the Properties subject thereto or affected thereby (as currently owned and operated), and do not reduce the Sellers’ Net Revenue Interest or Sellers’ Net Acres, or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest), in the Properties subject thereto;

(j)
all defects or irregularities (i) resulting from the failure to record releases of Liens, production payments or mortgages that have expired by their own terms or (ii) to the extent affecting depths, intervals, formations, or strata outside of the Target Formation;

(k)
rights of tenants-in-common in and to the Properties, to the extent they do not, individually or in the aggregate, materially interfere with the ownership and operation of the Properties subject thereto or affected thereby (as currently owned and operated), and do not reduce the Sellers’ Net Revenue Interest or Sellers’ Net Acres, or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest), in the Properties subject thereto;

(l)	calls on Hydrocarbon production under existing Contracts;

(m)	any encumbrance on or affecting the Properties which is discharged by the Sellers at or prior to Closing at no expense to the Buyer;

(n)	any matters specifically shown on Exhibit A-1;

(o)	any matters shown on Schedule 3.4;

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(p)	the Gas Imbalances; and

(q)	any encumbrance or loss of title resulting from a Seller’s conduct of business in compliance with this Agreement.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.
“Phase I Environmental Assessment” means an environmental site assessment performed in accordance with the American Society for Testing and Materials ASTM E1527-13, or any similar environmental assessment.
“Phase II Environmental Assessment” means a further assessment regarding a recognized environmental condition identified in a Phase I Environmental Assessment.
“Phase II Request” has the meaning specified in Section 5.1.1.
“PPR” has the meaning specified in Section 2.4.
“Pref Notice” has the meaning specified in Schedule 2.4.4.
“Properties” means with respect to each Seller, all of such Seller’s right, title and interest in and to the following, excluding the Excluded Assets:

(a)
all oil and gas leases, oil, gas and mineral leases, subleases, record title, operating rights, other leaseholds, working interests and net revenue interests covering any lands located in the Target Area, including those leases described in Section I of Parts 1 and 2 of Exhibit A-1 attached hereto and made a part hereof, whether producing or non-producing, together with all overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other Hydrocarbon interests of any kind or character created thereby, derived therefrom or attributable thereto, as well as all amendments, renewals, extensions or ratifications thereof (collectively, the “Real Property Interests”);

(b)
all oil and gas wells located on or within the geographical boundaries of the Lands whether producing, shut-in, plugged or abandoned located in the Target Area, including those wells described in Section II of Parts 1 and 2 of Exhibit A-1, (the “Wells”) and all tangible personal property, equipment, fixtures and improvements located in the Target Area or held for use primarily in connection with the operation of the Properties, including all injection wells, salt water disposal wells, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, other equipment, automation systems including meters and related telemetry on wells, power

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lines, telephone and communication lines and towers (including communication tower leases), and other appurtenances owned in connection with the production, treating, storing, transportation or marketing of Hydrocarbons from the Wells (the “Equipment”);

(c)
all presently existing unitization, pooling or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests, Wells or Mineral Interests and all of such Seller’s interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests, Wells or Mineral Interests (collectively, the “Units”);

(d)
all contracts, agreements, or other legally binding arrangements presently existing to which the Sellers are a party or are bound to the extent covering, attributable to or relating to any of the Properties, including: operating agreements, crude oil, condensate, and natural gas purchase and sale agreements, gathering agreements, transportation agreements, marketing, disposal or injection agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements, confidentiality agreements, FCC licenses and any other similar contracts, agreements and instruments, including those contracts and agreements described on Exhibit C (collectively, the “Contracts”); provided that “Contracts” shall exclude (i) any master service agreements, (ii) the Drilling Rig Contracts and (iii) the instruments constituting the Real Property Interests, Mineral Interests, Easements and Surface Assets and the assignments or conveyances in the Sellers’ chain of title to the Real Property Interests, Mineral Interests, Easements and Surface Assets;

(e)
all (i) Hydrocarbons in, on, under or produced from the Real Property Interests, Wells, Mineral Interests or any interests pooled or unitized therewith from and after the Effective Time and the proceeds therefrom and (ii) the Stored CEM NGLs and Stored CEM Oil;

(f)	all mineral interests and lessor royalties located in the Target Area, including those set forth on Exhibit A-2 (the “Mineral Interests”);

(g)
easements, surface leases, subsurface leases, permits, licenses, servitudes, rights-of-way and all other rights and appurtenances situated on or used in connection with the operation of the Properties (“Easements”);

(h)
originals (or electronic copies where originals do not exist) of all files, records and data (including electronic data) including title-related orders, contracts, opinions and lease and land files, well files, abstracts of title,

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leases, division of interest statements, maps, and similar title information, engineering or production files, regulatory filings, and environmental, legal and accounting records, in each case, only to the extent directly related to the ownership or operation of the Real Property Interests, Units, Wells, Mineral Interests, Contracts, Easements, or Assumed Obligations; provided, however, that the Sellers may retain the originals of such records as the Sellers have reasonably determined may be required for litigation, Tax, accounting and auditing purposes (in which case the Sellers shall provide the Buyer with copies of such records) (“Records”);

(i)	all rights, benefits and obligations arising from or in connection with any Gas Imbalances as of the Effective Time;

(j)	G&G Data to the extent that it may be assigned to the Buyer without payment of a fee or other penalty (unless the Buyer has agreed in writing to pay such fee or accept such penalty);

(k)
all surface fee interests and other surface property interests located in the Target Area, including those described on Exhibit A-3 and all buildings, offices, improvements, appurtenances, field offices and yards located thereon (the “Surface Assets”);

(l)	all vehicles and ATVs set forth on Exhibit A-4;

(m)
all rights, claims and causes of action (including all rights of indemnity recovery, set-off or refunds) of the Sellers or their Affiliates to the extent that such rights, claims or causes of action relate to the Assumed Obligations for which Buyer has an indemnification obligation or other indemnification obligations hereunder of the Buyer;

(n)	the Permits;

(o)	the assets of MidCon set forth on Exhibit A-6 (the “Compressor Assets”); and

(p)
any real or personal property (including tools but excluding any vehicles or ATVs to the extent not set forth on Exhibit A-4), located in the Target Area, in each case, that is primarily related to the ownership, operation or use of the other Properties but not otherwise described above.

“Property Costs” has the meaning specified in Section 2.6.2.
“Purchase Price” has the meaning specified in Section 2.
“Real Property Interests” has the meaning set forth in the definition of Properties.
“Records” has the meaning set forth in the definition of Properties.

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“Required Consent” means a consent to assignment by a Person (a) that expressly provides that such consent may be granted or withheld in the sole discretion of the Person holding such consent or (b) that if not obtained prior to the assignment of the affected Property, (i) makes the Assignment with respect to such Property void or voidable or be terminable, or (ii) results in the Person holding such consent having the right to terminate such Seller’s interest in the Property (or the instrument creating Seller’s rights in the affected Property) subject to such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.
“Required Financial Information” means, on an accounting month basis, (a) audited statements of revenues and expenses with respect to the Properties for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, (b) unaudited statements of revenues and expenses with respect to the Properties for the six-month period ended June 30th, 2018 and (c) monthly production statements for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 and for the fiscal quarters ended March 31, 2018 and June 30, 2018.
“Retained Liabilities” means all Liabilities and obligations of a Seller (or otherwise applying to or burdening the Properties) arising out of, incident to or in connection with the following:

(a)	such Seller’s failure to pay or incorrect payment of any Asset Taxes allocated to a Seller pursuant to Section 5.6;

(b)
Third Party claims, demands, damages, costs and expenses, obligations or other liabilities with respect to bodily injury or death arising from such Seller’s operation of the Properties prior to the Closing Date, insofar as (i) such claims are attributable to such Seller’s interest in the Properties and (ii) the Buyer provides notice of an indemnifiable claim related to this clause (b) on or before the first anniversary of the Closing Date;

(c)
except as pertaining to Buyer’s Assumed Obligations relating to the Suspended Funds, (i) claims from lessors and other holders of burdens on production including overriding royalties, production payments, net profits interests and other similar burdens for the Sellers’ failure to pay, underpayment or incorrect payment of royalties or other burdens on production with respect to proceeds from the sale of Hydrocarbons produced from any of the Properties and attributable to the Sellers’ ownership and operation of the Properties during the period prior to the Closing Date and (ii) claims from working interest owners for the Sellers’ failure to pay, underpayment or incorrect payment of amounts owed to such working interest owners with respect to proceeds from the sale of Hydrocarbons produced from any of the Properties during the period prior to the Closing Date, in each case, insofar as the Buyer provides notice of an

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indemnifiable claim related to this clause (c) on or before the fourth anniversary of the Closing Date;

(d)
are caused by, arise out of, or result from off-site disposal of any substance defined or regulated as a “pollutant,” “solid waste,” “hazardous waste,” or “hazardous substance” under any Environmental Law that was generated or used by the Sellers on the Properties, to the extent that such disposal occurred prior to the Closing Date, insofar as the Buyer provides notice of an indemnifiable claim related to this clause (d) on or before the second anniversary of the Closing Date;

(e)
those litigation matters set forth (or to the extent Sellers had Knowledge thereof as of the Execution Date and therefore should have been set forth) on Schedule 3.4 attached hereto (collectively, the “Retained Litigation Matters”);

(f)	the Excluded Assets;

(g)	any indebtedness obligations of Sellers or its Affiliates;

(h)
any criminal liability imposed by any Governmental Authorities resulting from or relating to the ownership, use or operation of the Properties prior to the Closing Date, insofar as the Buyer provides notice of an indemnifiable claim related to this clause (h) on or before the statute of limitations for any such matter; and

(i)
the December 21, 2016 Finding of Violation issued by the U.S. EPA to Chesapeake Energy Corporation (insofar as any such Liabilities relate to operations on the sites set forth on Schedule 1.1(b)) and only insofar as any such Liabilities relate to operations on such Properties prior to the Closing Date and the Buyer provides notice of an indemnifiable claim related to this clause (i) on or before the statute of limitations for any such matter.

“Retained Litigation Matters” has the meaning set forth in the definition of “Retained Liabilities.”

“SEC Documents” has the meaning specified in Section 11.2.1.
“Securities Act” has the meaning specified in Section 11.2.1.
“Seller Auditor” has the meaning specified in Section 11.2.1.
“Seller Indemnified Parties” has the meaning specified in Section 10.3.
“Sellers Hedging Indemnities” has the meaning specified in Section 5.14.6.
“Sellers’ Representative” has the meaning specified in Section 13.27.

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“Sellers True-Up Payments” has the meaning specified in Section 5.20.1B.
“Special Warranty” has the meaning specified in Section 2.3.
“Stored CEM NGLs” has the meaning specified in Section 2.6.5.
“Stored CEM Oil” has the meaning specified in Section 2.6.6.
“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.
“Surface Assets” has the meaning specified in the definition of Properties.
“Surface Deed” means the Surface Deed which shall contain a limited warranty of title under applicable Laws of the State of Ohio with respect to the Surface Assets, in substantially the same form attached hereto as Exhibit B-3.
“Suspended Funds” means proceeds of production which a Seller is holding which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of Hydrocarbons attributable to the Properties; provided, that “Suspended Funds” shall not include any such proceeds being held by a Seller at any time prior to Closing as a result of any type of claim made prior to Closing and related to underpayment, incorrect payment or other mispayment described in clause (c)(i) or (c)(ii) in the definition of “Retained Liabilities.”
“Target Area” means the State of Ohio.
“Target Closing Date” has the meaning specified in Section 8.
“Target Formation” means the Utica Formation, with respect to the Real Property Interests, and the Currently Producing Zone, with respect to the Wells.
“Tax Partnership” has the meaning specified in Section 3.5.1.
“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, commercial activity, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, escheat and unclaimed property obligations, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other

PURCHASE AND SALE AGREEMENT

Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report or any liability as transferee or successor by contract or otherwise with respect to any of the foregoing.
“TD Excess Amount” has the meaning specified in Section 2.2.2.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Timely Election” has the meaning specified in Schedule 2.4.4.
“Title Benefit” has the meaning specified in Section 2.2.11.
“Title Defect” means, as to the Sellers’ interest in (i) a Well or Real Property Interest, any Lien, encumbrance or defect that causes the Sellers’ title to the Target Formation of such Real Property Interest or Well to be less than Defensible Title as of the Effective Time and the Closing Date (and all dates between) and (ii) any Real Property Interest, any such Real Property Interest that (a) as of the Execution Date is neither being held by production nor operations nor is capable of being held beyond the primary term thereof by delay rentals or shut-in payments and (b) has a primary term that expires between the Execution Date and the day that is three hundred and sixty-five (365) days from the Execution Date (except to the extent identified as such on Exhibit A-1) (a “Lease Expiration Defect”). Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)
defects based solely on a lack of information in a Seller’s files or references to a document if such document is not in a Seller’s files, unless the Buyer provides affirmative evidence that such lack of information actually results in another Person’s superior claim of title to the relevant Property;

(b)
defects arising out of a lack of corporate or other entity authorization unless the Buyer provides affirmative written evidence that the action was not authorized and results in a Third Party’s superior claim of title;

(c)
defects based on a failure to record leases issued by any state or federal governmental body, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Property is located, provided that such Properties or assignments (i) were properly filed in the applicable Governmental Authority’s office or are otherwise reflected in the records of the applicable Governmental Authority’s office and (ii) are not required by the applicable Governmental Authority lessor to be recorded in the real property or other county records of the county in which the applicable Property is located;

(d)	defects based on a gap in a Seller’s chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records

PURCHASE AND SALE AGREEMENT

by an abstract of title, title opinion or landman’s title chain which documents shall be included in the Defect Notice;

(e)	defects arising out of a lack of a survey, unless a survey is expressly required by applicable Laws;

(f)
defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Buyer provides affirmative evidence that such failure or omission is expected to result in a Third Party’s superior claim of title;

(g)
defects as a consequence of cessation of production, insufficient production, failure to report production or report production timely, or failure to conduct operations on any of the Real Property Interests held by production, or lands pooled, communitized or unitized therewith, except to the extent that the Buyer provides affirmative evidence that such matter occurred and that it has given a right of the lessor or other Third Party to terminate the underlying lease (which documentation shall be included in the Defect Notice);

(h)
defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable Law;

(i)	expiration of, or other defects affecting, Real Property Interests that are described on Exhibit A-1 as having an expiration date on or prior to the Target Closing Date;

(j)
any unsubordinated mortgage Lien on the fee estate or mineral fee estate from which title to the relevant Real Property Interest is derived which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage Lien;

(k)	any encumbrance or loss of title resulting from a Seller’s conduct of business in compliance with this Agreement; and

(l)	defects specifically shown in Exhibit A-1.
“Title Defect Amount” means the amount by which the Allocated Value of a Well or Real Property Interest is reduced as a result of the existence of a Title Defect, as determined in accordance with the applicable principles set forth in Section 2.2.
“Title Defect Deductible” means an amount equal to one and a half percent (1.5%) of the unadjusted Purchase Price.
“Total” means Total E&P USA, Inc.

PURCHASE AND SALE AGREEMENT

“Total AMI” has the meaning specified in Schedule 2.4.4.
“Total Development Agreement” means that certain Development Agreement dated December 30, 2011 by and among Total, CELLC, CHK Utica, EnerVest Energy Institutional Fund IX, L.P., EnerVest Energy Institutional Fund IX-WI, L.P., EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Institutional Fund XI-WI, L.P., CGAS Properties, L.P. and Belden and Blake Corporation.
“Total Pref Properties” has the meaning specified in Schedule 2.4.4.
“Total Pref Right” means Total’s preferential right to purchase certain of the Properties pursuant to the Total Development Agreement.
“Total PSA” has the meaning specified in Schedule 2.4.4.
“Total Pref Right Break-fee” has the meaning specified in Schedule 2.4.4.
“Transfer Taxes” has the meaning specified in Section 13.21.
“True-Up Quantity” has the meaning specified in Section 5.20.4.
“True-Up Payments” has the meaning specified in Section 5.20.1B.
“True-Up Period” has the meaning specified in Section 5.20.1.
“TSA” means a transition services agreement in substantially the form of Exhibit B-5.
“Unleased AR” means all accounts receivable in respect of amounts owed to Sellers by owners of Unleased Interests for amounts paid or incurred by a Seller, prior to the Effective Time, in the operation or maintenance of any such Unleased Interests (including, costs for drilling, testing, completing, equipping and operating the Properties and any supervision charges).
“Unleased Interests” means all unleased oil, gas or mineral interests owned by non-participating owners in a Well.
“Unwinding Scenario” has the meaning specified in Section 5.14.5.
“Utica Formation” means the geological formations known as the Utica Shale and the Point Pleasant Formation, which generally includes the stratigraphic equivalent of the formations found in the Calvin Mangun well (API # 34019220730000), located in Augusta Township, Carroll County, Ohio, with the top (being the top of the Utica Formation) at the measured depth of 7,325 feet (as seen on the Well Log) and the base (being the top of the Trenton Formation) at the measured depth of 7,622 feet (as seen on the Well Log), recognizing that the actual depth will vary across the Utica area.

PURCHASE AND SALE AGREEMENT

“Well Log” means the well log set forth on Exhibit F.
“Wells” has the meaning set forth in the definition of Properties.
“Working Interest” (or “WI”) means, with respect to a Well, the decimal interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such property, but without regard to the effect of any valid lessor royalties, overriding royalties, production payments, net profits interests or other similar burdens upon, measured by or payable out of production therefrom.
“Williams Dry GGA” means that certain Amended and Restated Gas Gathering Contract – Fixed Fee Utica by and among CEM, Chesapeake Operating, L.L.C., CELLC, CHK Utica and Williams Field Services Company, L.L.C., dated September 1, 2015, as amended.

1.2
References. All references in this Agreement to Articles, Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Articles, Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as interpreted as of the Execution Date. All references to prices, values or monetary amounts refer to Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. With respect to any of the Properties operated, owned, or otherwise used by an Affiliate of any Seller that is not a party hereto, representations, warranties, covenants, and obligations of such Seller herein will be deemed to also include, cover, and serve as references to

PURCHASE AND SALE AGREEMENT

such Affiliates. As used herein, the words (a) “day” means calendar day, (b) “or” shall include both the conjunctive and disjunctive, unless the context requires otherwise, (c) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (d) “shall” and “will” have equal force and effect, (e) “including” (in its various forms) means including without limitation, (f) “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (g) “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur.
ARTICLE 2
PURCHASE AND SALE PRICE

2.
Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell and convey to the Buyer all of the Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the sale of the Properties, and upon the terms and subject to the conditions of this Agreement, the Buyer will pay to the Sellers the purchase price of Two Billion Fifteen Million and Four Hundred Sixty-Three Thousand Dollars ($2,015,463,000), adjusted as set forth herein (the “Purchase Price”). Within two (2) Business Days after the Execution Date, the Buyer will deposit or cause to be deposited with the Escrow Agent an earnest money deposit equal to Fifty Million Dollars ($50,000,000) (including any interest earned thereon, the “Deposit”) to be held in an escrow account (the “Escrow Account”) pursuant to the Escrow Agreement. At Closing, the Deposit will be applied against the Purchase Price in accordance with the provisions of this Agreement and the Parties shall instruct the Escrow Agent to pay the Deposit to Seller at Closing. However, if the Closing does not occur, the Parties shall instruct the Escrow Agent to pay the Deposit in accordance with Section 12.3. The Purchase Price will be adjusted (without duplication) as follows:

2.1	Title and Environmental Defects.

2.1.1
Except as set forth in Section 2.1.3, in the case of a Title Defect or Environmental Defect, as applicable, on which the Parties agree and that the Parties agree has not been cured or remediated prior to Closing and as to which the Parties agree on the associated Title Defect Amount or Environmental Defect Amount, then, subject to the limitations set forth in Section 2.2, there shall be a downward adjustment to the unadjusted Purchase Price equal to the Title Defect Amount or Environmental Defect Amount, as applicable, for such Title Defect or Environmental Defect, as applicable, and, except as otherwise provided herein, the affected Well or Real Property Interest, as applicable, shall be conveyed to the Buyers at Closing.

2.1.2	If a Title Defect or an Environmental Defect is reasonably susceptible of being cured or remediated, as applicable, the Buyer and the Sellers agree

PURCHASE AND SALE AGREEMENT

that the Sellers will have the right to cure such defect on or before ninety (90) days after the Closing Date (the “Cure Period”); provided that such election to cure such defect shall not waive or be deemed to waive Sellers’ right to dispute the existence of such alleged defect or the Purchase Price adjustment asserted with respect thereto.

2.1.3
If (a) the Sellers provide notice at or prior to the delivery of the Closing Statement pursuant to Section 2.8 of the Sellers’ intent to attempt to cure a Title Defect or remediate an Environmental Defect within the Cure Period (“Curable Defect”) or (b) the Sellers and the Buyer are unable, prior to the delivery of the Closing Statement pursuant to Section 2.8, to agree on an alleged Title Defect or Environmental Defect (including the adequate cure or remediation therefor) or Title Defect Amount or Environmental Defect Amount (a “Disputed Title/Enviro Matter”), and Sellers do not exercise their right under Section 2.2 to permanently exclude the affected Well or Real Property Interest from the Properties sold hereunder, then, subject to Sections 2.1.4 and 2.1.5, the other limitations set forth in Section 2.2: (i) the Buyer shall deposit, at the Closing, into the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement an amount, after application of the Individual Defect Threshold, Environmental Defect Deductible and Title Defect Deductible, as applicable, equal to the Buyer’s reasonable estimate of the Title Defect Amount or Environmental Defect Amount, as applicable, relating to Curable Defect or the Disputed Title/Enviro Matter, as the case may be, (ii) the affected Well or Real Property Interest, as applicable, shall be excluded from the Properties conveyed to Buyer at Closing, and (iii) the unadjusted Purchase Price shall be adjusted downward by such Title Defect Amount or Environmental Defect Amount estimated by Buyer pursuant to clause (i) above, as applicable, so deposited into the Escrow Account.

2.1.4
Following the Closing, the amounts deposited in the Escrow Account pursuant to Section 2.1.3 shall be distributed to the appropriate Parties, as follows: (a) with respect to Curable Defects (other than Curable Defects that constitute Disputed Title/Enviro Matters), (i) in the event that a Curable Defect is fully cured by the Sellers prior to the conclusion of the Cure Period, the Sellers shall be entitled to receive the amount deposited (together with any interest thereon) by the Buyer in the Escrow Account therefor, (ii) in the event that a Curable Defect is not partially or fully cured by the Sellers prior to the conclusion of the Cure Period, the Buyer shall be entitled to receive the amount deposited (together with any interest thereon) by the Buyer in the Escrow Account therefor or (iii) in the event that a Curable Defect is partially cured by the Sellers prior to the conclusion of the Cure Period, (A) the Sellers shall be entitled to receive an amount equal to the reduction in the Title Defect Amount or Environmental Defect Amount, as applicable, for such Curable Defect attributable to such partial cure and (B) the Buyer shall be entitled to

PURCHASE AND SALE AGREEMENT

receive the remainder of the amount deposited (together with any interest thereon) by the Buyer in the Escrow Account therefor; and (b) with respect to any Disputed Title/Enviro Matter, pursuant to the Consultant’s decision rendered pursuant to Section 2.2.12. In order to effect any such distribution, the Parties shall deliver, within one (1) Business Day following the date on which the applicable amount has become due to the relevant Party, a joint written instruction to the Escrow Agent requesting that the Escrow Agent release those portions of the Escrow Account that are determined to be owed to such Party pursuant to this Section 2.1. Upon final resolution of the cure of a Curable Defect or all disputes with respect to a Disputed Title/Enviro Matter, subject to Section 2.2.4, Sellers shall execute and deliver (x) an assignment (in substantially the same form as the Assignment) of (a) the Well or (b) the Real Property Interest and associated Properties associated with such Curable Defect or Disputed Title/Enviro Matter and (y) the items referenced in Sections 8.2.4 (dated as of the date of such assignment), 8.2.5, 8.2.12 and 8.2.13, as applicable, in each case only with respect to the Properties being assigned.

2.1.5	If the Parties dispute whether a Title Defect or Environmental Defect has been cured, then the matter shall be resolved in a manner described in Section 2.2.12.

2.2
Defect Notice. Subject to the limitations set forth herein, the Buyer may conduct, at its sole risk, cost and expense the Assessment, as defined below in Section 5.1.1, in order to determine whether any Title Defects or Environmental Defects exist. In that regard, the Buyer must deliver to the Sellers, on or before 5:00 p.m. Central Standard Time on the date that is sixty (60) days after the Execution Date (the “Defect Notice Date”), a written notice specifying each defect associated with a Real Property Interest or Well that the Buyer identified in its Assessment (or other due diligence) and that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with data and information evidencing the Buyer’s review of public record or other information (or, if in the Sellers’ files, references to such information) of such Title Defect or Environmental Defect reasonably necessary for the Sellers to verify the existence of the alleged Title Defect or Environmental Defect (each, a “Defect Notice”). The Buyer shall bear the burden of proof to establish each alleged Title Defect or Environmental Defect. Any matters that constitute Title Defects or Environmental Defects but of which the Sellers have not been specifically notified by the Buyer in writing by the Defect Notice Date in accordance with the foregoing, shall be deemed to have been waived by the Buyer for all purposes, except with respect to the Special Warranty and the indemnity provided under Section 10.2 as it relates to (a) breaches of the representation in Section 3.9, (b) any Retained Liabilities, or (c) breaches of the covenants in Section 5.1 or Section 5.2. All adjustments to the

PURCHASE AND SALE AGREEMENT

Purchase Price based on Title Defects or Environmental Defects will be based on the Allocated Values attributable to the affected Real Property Interest or Well (except in the case of Title Defects described in Section 2.2.7 and Environmental Defects (in each case, to which the limitations in this sentence shall not apply)); in no event shall any such adjustment exceed the Allocated Value attributable to such affected Real Property Interest or Well. Upon timely delivery of a Defect Notice of a Title Defect or Environmental Defect under this Section 2.2, the Buyer and the Sellers will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.2.1
No single Title Defect or Environmental Defect shall be taken into account unless the value of such Title Defect or Environmental Defect is determined to be more than One Hundred and Fifty Thousand Dollars ($150,000) (the “Individual Defect Threshold”), in which event the entire value of each such defect shall be taken into account for purposes hereof.

2.2.2
No adjustment will be made to the Purchase Price, and no amounts shall be deposited in the Escrow Account pursuant to Section 2.1.3, for either uncured Title Defects or unremediated or unindemnified Environmental Defects except to the extent that the total of all individual adjustments for uncured Title Defects and unremediated or unindemnified Environmental Defects that exceed the respective Individual Defect Thresholds exceed (a) in the case of Title Defects, the Title Defect Deductible, after offsetting any Title Benefits (as used in this Section 2.2.2, such excess amount, the “TD Excess Amount”), following which, the Purchase Price will be decreased by the TD Excess Amount or (b) in the case of Environmental Defects, the Environmental Defect Deductible (as used in this Section 2.2.2, such excess amount, the “ED Excess Amount”), following which, the Purchase Price will be decreased by the ED Excess Amount. For the avoidance of doubt, the Title Defect Deductible and the Environmental Defect Deductible (i) are separate, standalone deductibles, (ii) shall not be aggregated together for any purposes hereunder and (iii) shall apply only, subject to the other limitations herein, (A) in the case of the Title Defect Deductible, to Title Defects and (B) in the case of Environmental Defect Deductible, to Environmental Defects.

2.2.3
Notwithstanding anything to the contrary, neither the Individual Defect Threshold nor the Title Defect Deductible shall apply to (or otherwise limit) Title Defects to the extent such Title Defects would constitute a breach of the Special Warranty under an assignment by the Sellers if a Third Party were to make a claim with respect to the circumstances constituting such Title Defect, and the Purchase Price shall be adjusted by the full Title Defect Amount for any such Title Defect. Further, the Parties agree that if the same Title Defect or Environmental Defect affects more than one Property, then the Title Defect Amounts or Environmental Defect Amounts, as applicable, shall be aggregated for the purposes of

PURCHASE AND SALE AGREEMENT

determining whether any threshold, deductible or similar limitation herein has been met.

2.2.4
With respect to any alleged Title Defects or Environmental Defects for which an adjustment equal to or in excess of the entire Allocated Value of the affected Property, is or will be made to the Purchase Price hereunder, at Sellers’ option, as a condition precedent to such adjustment, the applicable Seller shall retain (a) the Well or (b) the Real Property Interest and associated Properties (or segregated area thereof or interest therein) for which the Purchase Price is to be reduced and the same shall be deemed Excluded Assets for all purposes hereunder.

2.2.5
If the alleged Title Defect is based on the Sellers owning a Net Revenue Interest in a Well or Real Property Interest which is less than that shown on Exhibit A-1, then the Title Defect Amount with respect to such Well or Real Property Interest shall be calculated by multiplying the Allocated Value set forth on Exhibit A-1 for such Well or Real Property Interest by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit A-1 for such Well or Real Property Interest less the Net Revenue Interest to which a Seller is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest shown on Exhibit A-1 for such Well or Real Property Interest; provided, however, that, notwithstanding the foregoing, if a Title Defect results in Sellers’ Net Revenue Interest in any Well or Real Property Interest being equal to or less than fifty percent (50%) (proportionately reduced based on Sellers’ collective Working Interest therein), the Title Defect Amount with respect to such Well or Real Property Interest shall be determined in accordance with Section 2.2.9 below rather than this Section 2.2.5.

2.2.6
If the alleged Title Defect is based on a discrepancy between (A) the Net Acres for the affected Real Property Interest, and (B) the Net Acres stated in Exhibit A-1 for such Real Property Interest the Title Defect Amount shall be the product of the Allocated Value of such Real Property Interest multiplied by a fraction, the numerator of which is the Net Acre decrease for such Real Property Interest and the denominator of which is the Net Acres of such Real Property Interest set forth on Exhibit A-1.

2.2.7
If the alleged Title Defect is based on a Lien upon a Real Property Interest or Well that is liquidated in amount, then the Title Defect Amount is the amount necessary to remove such Lien from the affected Real Property Interest or Well.

2.2.8
If the alleged Title Defect is an alleged Lease Expiration Defect, the Title Defect Amount shall be the product of the Allocated Value of the affected Real Property Interest multiplied by a fraction, (i) the numerator of which is (a) 365 minus (b) the number of days within the period beginning on the

PURCHASE AND SALE AGREEMENT

Execution Date and ending on the actual expiration date of the Real Property Interest as set forth on the applicable lease, and (ii) the denominator of which is 365.

2.2.9
If the alleged Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Well or Real Property Interest of a type not described above, the Title Defect Amount is the lesser of (i) the amount, net to the Sellers’ interest, necessary to compensate the Buyer at Closing for the adverse economic effect on the affected Well or Real Property Interest (taking into account the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well or Real Property Interest, the values placed upon the Title Defect by the Buyer and the Sellers and such other factors as are necessary to make a proper evaluation) and (ii) the Allocated Value of the affected Property.

2.2.10
If the defect claim is based on an obligation or liability to investigate, remediate or otherwise cure an Environmental Defect related to a Well or Real Property Interest, then the Environmental Defect amount is the amount, net to Sellers’ interest, necessary to investigate (not including, for the avoidance of doubt, the cost of the Assessment), remediate or otherwise cure such Environmental Defect in the most cost effective manner permissible under Environmental Law and consistent with existing uses of the Well or Real Property Interest for production, processing, transportation or storage of Hydrocarbons, but in all cases excluding any exacerbation of, or contribution to, the Environmental Defect caused by the Buyer or its Affiliates (“Environmental Defect Amount”).

2.2.11
If, after the Execution Date, a Seller discovers that its ownership of any (i) Well or Real Property Interest entitles such Seller to a larger Net Revenue Interest, (ii) Well entitles such Seller to a smaller Working Interest (without a smaller Net Revenue Interest) or (iii) Real Property Interest entitles such Seller to a greater number of Net Acres, in each case than that set forth on Exhibit A-1 (including by way of its ownership of a Real Property Interest not listed on Exhibit A-1) as to the Target Formation (a “Title Benefit”), then the Sellers shall notify the Buyer of such increase in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each Title Benefit it has discovered and a reasonable estimate of the value attributable to each such Title Benefit (a “Benefit Notice”). The Buyer shall not be under any obligation to furnish the Sellers with notice of any Title Benefit that is discovered by any of the Buyer’s representatives, title attorneys, landmen or other title examiners while conducting the Buyer’s due diligence with respect to the Properties prior to the Defect Notice Date. The amount of each Title Benefit shall be determined in the same manner as provided in this Section 2.2 with respect to Title Defects. The Sellers shall be deemed to have conclusively waived any Title Benefit of which the Sellers fail to notify the Buyer in

PURCHASE AND SALE AGREEMENT

writing in the manner described in this Section 2.2.11. After taking into account all of the Title Defects that are cured, the value of the Sellers’ Title Benefits shall be used to further reduce the Sellers’ aggregate Title Defect Amount by subtracting such value of the Title Benefits from the remaining aggregate Title Defect value and then, if there is any Title Benefit value remaining, as an upward adjustment to the Purchase Price to the extent that Title Benefits are in excess of any Title Defects asserted hereunder. Any Title Benefits or Title Benefit amounts on which the Parties cannot agree at Closing shall be resolved pursuant to the provisions of Section 2.2.12; provided, that, for the avoidance of doubt, the Buyer shall not be required to deposit, at the Closing, into the Escrow Account any amount for any such disputed Title Benefit. In the event there are any such disputed Title Benefits or Title Benefit amounts, (i) the Well or Real Property Interest, as applicable, affected by such Title Benefit shall be conveyed to the Buyers at Closing, (ii) such disputed Title Benefit shall be used at Closing to offset any Title Defect for purposes of determining any Purchase Price adjustment, (iii) such disputed Title Benefits shall not be used at Closing to increase the Purchase Price (other than to offset Title Defects) and (iv) once finally determined pursuant to Section 2.2.12, such disputed Title Benefits shall be treated in accordance with the terms of this Section 2.2.11 (without duplication of any offset of Title Defects at the Closing).

2.2.12
If, after the end of the Cure Period, there is a dispute between the Sellers and the Buyer involving (a) any Curable Defects or Disputed Title/Enviro Matters and (b) Title Benefits, the Sellers or the Buyer shall have until the date thirty (30) days after the end of the Cure Period to submit written notice to the other Party that such Party is initiating dispute resolution in accordance with this Section 2.2.12, such notice to describe in reasonable detail the nature and specifics of the dispute. The Buyer, with respect to Title Defects and Environmental Defects, and the Sellers, with respect to Title Benefits, shall be deemed to have conclusively waived any such disputed Title Defect or such disputed Environmental Defect for which the Sellers have not elected to provide an indemnity or cure thereof or any unresolved Title Benefit which such Party fails to submit for resolution as provided in this Section 2.2.12 by the date thirty (30) days after the end of the Cure Period, except with respect to the Special Warranty and the indemnity provided under Section 10.2 as it relates to (i) breaches of the representation in Section 3.9, (ii) any Retained Liabilities, or (iii) breaches of the covenants in Section 5.1 or Section 5.2. This Section 2.2.12 shall be the exclusive method for the resolution of the disputes described in subparts (a) and (b) of this Section 2.2.12. The matter to be resolved shall be submitted to a title attorney practicing in the state where the applicable Property is located selected by the Sellers and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert selected by the Sellers and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, who shall not have

PURCHASE AND SALE AGREEMENT

represented either Party during the prior twelve (12) month period, a “Consultant”). In the event the Sellers and the Buyer are unable to agree on any Consultant within thirty (30) days after receipt of the initiating notice, the Sellers on the one hand and the Buyer on the other hand will each appoint one Consultant within twenty (20) days thereafter and the two Consultants so appointed will appoint a third Consultant within twenty (20) days after the second Consultant is appointed, and the three Consultants so appointed will resolve such matter. The cost of each Consultant shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant(s). The Buyer may only assert violations or defects set forth in the applicable Defect Notice and may not assert any new or additional defect, violation of law, benefit or dispute in such written statement. Similarly, the Sellers may only assert Title Benefits set forth in the applicable Benefit Notice and may not assert any new or additional Title Benefits in such written statement. In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Within sixty (60) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.2, the Consultant(s) shall consider only those items submitted by each Party and make a determination of the matter submitted based solely on the single written statement of each Party. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Sellers and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. In determining the proper value attributable to a Title Defect, Environmental Defect or Title Benefit, the Consultant(s) shall not assign a value to a Title Defect or Environmental Defect higher than the value asserted by the Buyer in the applicable Defect Notice nor assign a value to a Title Benefit higher than the value asserted by the Sellers in the applicable Benefit Notice, as applicable. Any amount owing by one Party as a result of such determination by the Consultant(s) will be paid as provided in Section 2.1.4 and Section 2.10 hereof, as applicable. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title or environmental disputes presented to them and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either Party. In addition, the

PURCHASE AND SALE AGREEMENT

Consultant(s) shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Consultants in the process of resolving such disputes.

2.2.13
On or before the last day of the Cure Period, subject to obtaining the Buyer’s prior written consent, the Sellers may elect to indemnify the Buyer against all Liabilities resulting from an Environmental Defect in lieu of an adjustment to the Purchase Price or curing such Environmental Defect, with such indemnification obligation (i) being limited in time and to the Liabilities necessary to investigate (not including, for the avoidance of doubt, the cost of the Assessment), remediate or otherwise cure such Environmental Defect in the most cost effective manner permissible under Environmental Law and consistent with existing uses of the Real Property Interest or Well for production, processing, transportation or storage of Hydrocarbons, and (ii) excluding any post-Closing exacerbation of or contribution to the Environmental Defect.

2.2.14
Notwithstanding anything to the contrary in this Agreement, without limiting the Buyer’s right to exclude Properties pursuant to Section 5.1.1 and except with respect to the Special Warranty and the indemnity provided under Section 10.2 as it relates to (a) breaches of the representation in Section 3.9, (b) any Retained Liabilities, or (c) breaches of the covenants in Section 5.1 or Section 5.2, this Section 2.2 together with Section 2.1 is intended to be the sole and exclusive remedy that the Buyer and its Affiliates, as applicable, shall have against the Seller Indemnified Parties with respect to any matter or circumstance relating to (i) title to the Properties; and (ii) Environmental Laws, the release of materials into the environment or protection of the environment or health. Without limiting the Buyer’s right to exclude Properties pursuant to Section 5.1.1 and except to the limited extent necessary to enforce the terms of this Section 2.2 together with Section 2.1, and except with respect to the Special Warranty and the indemnity provided under Section 10.2 as it relates to (A) breaches of the representation in Section 3.9, (B) any Retained Liabilities, or (C) breaches of the covenants in Section 5.1 or Section 5.2, the Buyer (on behalf of itself, its Affiliates and their respective insurers and successors in interest) hereby releases, discharges and waives any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnified Parties with respect to any matter or circumstance relating to (1) title to the Properties; and (2) Environmental Laws, the release of materials into the environment or protection of the environment or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT

PURCHASE AND SALE AGREEMENT

OF THE SELLER INDEMNIFIED PARTIES. The Parties acknowledge that Sellers have not made and will not make any representation or warranty regarding any matter or circumstance relating to (x) title to the Properties (except for the Special Warranty); and (y) Environmental Laws, the release of materials into the environment or protection of the environment or health (except as expressly provided in Section 3.9), and that nothing in Article 3 or otherwise shall be construed as such a representation or warranty.

2.3
Special Warranty. The Assignment delivered at Closing will contain a special warranty of title with regard to the Properties whereby each Seller shall warrant Defensible Title to the Wells and Real Property Interests unto the Buyer and its successors and assigns against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”). All claims in respect of the Special Warranty are subject to the survival period set forth in Section 13.3.

2.4
Preferential Purchase Rights; Required Consents. Within ten (10) Business Days after the Execution Date, the appropriate Seller shall use the Allocated Values to provide any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Property (or any part thereof) (each such preferential purchase right, except for the Total Pref Right, a “PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby and shall send notice letters to each holder of a PPR in accordance with the terms of such PPR. Within ten (10) Business Days after the Execution Date, the appropriate Seller shall send letters seeking all applicable consents to assignment that are applicable to the transactions contemplated hereby including Required Consents, but excluding Customary Post-Closing Consents. Reasonably promptly following their delivery or receipt of same, Sellers will provide Buyer a copy of such written notifications and letters and all other written notices and communications that are sent to or received from any Persons in connection therewith or related thereto. The Sellers shall thereafter until the Closing Date use their commercially reasonable efforts (at no cost to the Sellers, unless Buyer agrees to make any such payment or undertake any such obligation on behalf of Seller) to attempt to obtain such Required Consents and waivers of PPRs and the Buyer shall reasonably assist the Sellers in such effort. Notwithstanding anything contained herein to the contrary, the Sellers shall have no liability to the Buyer for failure to obtain such consents or waivers (to the extent the Sellers comply with their other obligations in this Section 2.4). If, prior to the Closing Date, any Party discovers any consents to assignment or PPRs (applying to the Properties) and for which notices have not been delivered pursuant this Section, then (i) the Party making such discovery shall provide the other Party with written notice of such consents to assignment or PPRs, as applicable, (ii) the Sellers, following delivery or receipt of such written notification, will promptly send notices to the holders of the applicable consents to assignment requesting such consents and notices to the holders of applicable

PURCHASE AND SALE AGREEMENT

PPRs in compliance with the terms of such rights and requesting waivers of such rights arising thereunder and (iii) the terms and conditions of this Section 2.4 shall apply to the Properties subject to such consents to assignment or preferential rights, as applicable.

2.4.1
If, prior to the Closing Date, a holder of a PPR has notified the applicable Seller that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Properties covered by that PPR, will not be sold to the Buyer at Closing (subject to the remaining provisions in this Section 2.4) and shall be deemed Excluded Assets and deleted from Exhibits A-1, A-2 or A-3, as applicable, and the other Exhibits and Schedules to this Agreement for all purposes (except in the event such Properties are assigned to Buyer post-Closing pursuant to the terms of Section 2.4.2, in which case such Properties shall be considered among the Properties and included on Exhibits A-1, A-2, or A-3, as applicable), and the unadjusted Purchase Price will be reduced by the Allocated Value (or portion thereof) of the interest in the Properties subject to such PPR. If, as of the Closing Date, a PPR has not been exercised or waived and the time for exercising such PPR has not expired, the Property covered by that PPR will be sold to the Buyer subject to any rights of the holder of the PPR and no adjustment to the Purchase Price will be made with respect thereto and, in the event the holder of any such PPR thereafter exercises such PPR, the Buyer will comply with all of the terms thereof and convey the applicable Property to the holder of the PPR. If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent and the time for granting such consent has not yet expired, then the Property covered by that Required Consent will not be conveyed to the Buyer at Closing but shall still be considered part of the Properties in accordance with the provisions of Section 2.4.2, adjustments to the Purchase Price with respect to such Property will still be made pursuant to Sections 2.5, 2.6 and 2.7, with respect to such Property, and the Purchase Price will not be reduced as a result of such non conveyance at the Closing.

2.4.2
If Properties (or portions thereof) have been excluded from the Properties sold to the Buyer at the Closing due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of the Properties covered by such PPR is not or cannot be consummated with the holder of the PPR that exercised its PPR, then the applicable Seller shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, such Seller shall sell, assign and convey to the Buyer and the Buyer shall purchase and accept from such Seller such Properties pursuant to the terms of this Agreement (applied mutatis mutandis) and for the Allocated Value of such Properties described on Exhibit A-1, subject to adjustments in accordance with Sections 2.6 and 2.7. If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a failure to

PURCHASE AND SALE AGREEMENT

obtain a Required Consent in accordance with Section 2.4.1, and if a Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the end of the date that is one (1) year after the Closing Date, the applicable Seller shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, such Seller shall assign and convey to the Buyer and the Buyer shall accept from such Seller such Properties, in each case, pursuant to the terms of this Agreement (applied mutatis mutandis) and an instrument substantially the same form as the Assignment. As between the Buyer and the Sellers, with respect to any Property for which a Required Consent has not been obtained by the Closing, (i) the applicable Seller shall hold such Property as nominee for the Buyer, effective as of the Effective Time, (ii) the Buyer shall pay any costs and expenses associated with that Property, and (iii) such Seller shall pay the Buyer any revenues associated with such Property for periods from and after the Effective Time. If any Required Consent has not been received or deemed received on or before the one (1) year anniversary of the Closing Date, the applicable Seller shall no longer hold such Property (a “Nonconsented Interest”) as nominee for the Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Nonconsented Interest (including the Allocated Value paid therefor and all other amounts of any adjustments pursuant to Sections 2.5, 2.6 and 2.7 with respect to such Nonconsented Interest), and such Nonconsented Interest will be deemed not to have been conveyed to the Buyer hereunder and shall thereafter be an Excluded Asset.

2.4.3
Properties excluded pursuant to this Section 2.4 will not be deemed to be affected by Title Defects or Environmental Defects or be subject to Section 2.1 and Section 2.2 and the Allocated Value of such excluded properties shall not be applied toward the Title Defect Deductible or the Environmental Defect Deductible.

2.4.4	The provisions of Schedule 2.4.4 shall apply to the Total Pref Right.

2.4.5	Notwithstanding anything herein to the contrary, this Section 2.4 shall not apply to any of the Contracts set forth on Exhibit D, the transfer of which shall be subject to Section 5.13.

2.5
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (i) the net mcf amount of such Seller’s aggregate wellhead Gas Imbalances as of the Effective Time multiplied by $1.50 per mcf (upward for underage and downward for overage); and (ii) to the extent not cash settled monthly, the mmbtu amount of any pipeline Gas Imbalances attributable to such Seller or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries). For the purposes of the Closing Statement, settlement will be estimated based on the latest available month’s imbalance and then a final

PURCHASE AND SALE AGREEMENT

settlement of the imbalance will be handled at the later of the Final Statement settlement or the last time the Sellers or their Affiliates markets the Buyer’s gas.

2.6	Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication):

2.6.1
to the extent not previously sold (or otherwise transferred) by Sellers, and except for the Stored CEM NGLs and Stored CEM Oil, the value of all merchantable oil or other liquid Hydrocarbons in storage above the pipeline connection or existing in stock tanks, pipelines or plants (including line fill) owned by the Sellers at the Effective Time that is credited to the Properties with gauging and other customary industry procedures, such value to be the current market price at the Effective Time, less Asset Taxes attributable to such oil or other liquid Hydrocarbons and allocable to the Sellers pursuant to Section 5.6 but economically borne by the Buyer, royalties, marketing fees, and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons (for purposes of this Section 2.6, “Production Burdens”);

2.6.2
the amount of all operating and production expenses (a) incurred in the Ordinary Course of Business and (b) in connection with the ownership, operation and maintenance of the Properties (including capital expenditures, rentals, overhead, royalties, prepayments, lease extensions (provided, that to the extent incurred between the Execution Date and the Closing Date, only to the extent permitted in Section 5.2 or Section 5.3), operating, drilling and completion costs, marketing and transportation costs (in each case whether owed or paid to Affiliates or Third Parties) and, without duplication, any similar charges and expenses billed by Third Parties under applicable operating agreements and in the case of wholly-owned Properties where a joint operating agreement may not exist, overhead rates consistent with those charged by such Seller on other wells in the area) (but excluding, in each instance, the Excluded Property Costs; subject to such exclusion, the “Property Costs”), in each case, paid by or on behalf of the Sellers and attributable to the ownership and operation of the Properties during the period on or after the Effective Time;

2.6.3
the amount of any and all prepaid utilities, rentals, deposits and other prepays (other than Taxes) applicable to the period on or after the Effective Time that are attributable to the Properties and incurred by the Sellers in the Ordinary Course of Business;

2.6.4	the amount of any Asset Taxes allocable to the Buyer pursuant to Section 5.6 but paid or payable by a Seller;

2.6.5
the amount as of the Closing Date determined by the number of barrels of natural gas liquids by purity product produced from the Properties and held in storage by CEM as of the Closing Date multiplied by the actual

PURCHASE AND SALE AGREEMENT

purity product weighted average monthly settlement price per barrel as of the month of the Closing Date (the “Stored CEM NGLs”) (less Production Burdens, if applicable); provided, that, the Closing Statement settlement will be estimated based on the latest available month’s volumes and then a final settlement of the volumes will be handled at the later of the Final Statement settlement or the last time the Sellers or their Affiliates markets the Buyer’s natural gas liquids pursuant to the TSA;

2.6.6
the amount as of the Closing Date determined by the number of barrels of oil produced from the Properties and held in storage by CEM as of the Closing Date multiplied by the monthly NYMEX Cal Month average (excluding weekend and holidays) less the monthly weighted average sales deduct as of the month of the Closing Date (the “Stored CEM Oil”) (less Production Burdens, if applicable); provided, that, the Closing Statement settlement will be estimated based on the latest available month’s volumes and then a final settlement of the volumes will be handled at the later of the Final Statement settlement or the last time the Sellers or their Affiliates markets the Buyer’s oil pursuant to the TSA; and

2.6.7	any other amount provided for in this Agreement or agreed upon by the Buyer and the Sellers in writing.

2.7	Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication):

2.7.1
the amount of any proceeds received by a Seller (and not remitted to the Buyer) from the sale of Hydrocarbons produced from the Properties from and after the Effective Time to a Person other than a Seller (net of (i) royalties and other similar burdens, (ii) marketing fees paid in the Ordinary Course of Business, and (iii) gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons);

2.7.2
the amount of all Property Costs paid by or on behalf of the Buyer or its Affiliates that are attributable to the ownership, operation or maintenance of the Properties during the period before the Effective Time;

2.7.3	the amount of any Asset Taxes allocable to a Seller pursuant to Section 5.6 but paid or payable by the Buyer;

2.7.4	any amounts delivered to Buyer in accordance with Section 5.7;

2.7.5
with respect to the Stored CEM NGLs and the Stored CEM Oil, the amount of any proceeds received by a Seller (and not remitted to the Buyer) from the sale of Hydrocarbons produced from the Properties from and after the Effective Time that constitutes any part of the Stored CEM NGLs and Stored CEM Oil; and

PURCHASE AND SALE AGREEMENT

2.7.6	any other amount provided for in this Agreement or agreed upon by the Buyer and the Sellers in writing.

2.8
Closing Date Estimates. On or before five (5) Business Days prior to the Target Closing Date (or, if the Closing does not occur on the Target Closing Date, three (3) Business Days prior to the Closing Date), the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a written statement prepared in good faith (the “Closing Statement”) setting forth each adjustment to the Purchase Price (together with reasonable supporting information) required under this Agreement and showing the calculation of such adjustments. Within two (2) Business Days of receipt of the Closing Statement, the Buyer may deliver to Sellers a written report containing all proposed changes to the Closing Statement with an explanation therefor that the Buyer proposed to be made to the Closing Statement. The agreed upon Closing Statement will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Closing Statement, the Sellers’ proposed adjustment shall apply at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

2.9
Final Accounting. On or before one hundred and twenty (120) days after the Closing Date, the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a written post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price (together with reasonable supporting information) which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 2.1 and Section 2.2) (the “Final Statement”). If the Buyer disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than sixty (60) days after its receipt of the Final Statement, the Buyer will deliver to the Sellers a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Sellers within that period, or to the extent an item is not disputed within a timely delivered exception report, the Final Statement (or any undisputed items therein, as applicable) as delivered by the Sellers will be deemed to be true and correct, and binding upon and not subject to dispute by any Party. If the Buyer delivers an exception report, as soon as reasonably practicable, but in no event later than thirty (30) days after the Sellers receive the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after the Sellers’ receipt of the Buyer’s exception report, any Party will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. Not later than ten (10) Business Days after appointment of the Accounting Referee, the Sellers and the Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the disputes in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement and

PURCHASE AND SALE AGREEMENT

the Buyer’s written exception report and any supporting material that such Party desires to furnish. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Referee shall not increase the Purchase Price more than the increase proposed by the Sellers nor decrease the Purchase Price more than the decrease proposed by the Buyer, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it pursuant to and limited by the procedures set forth in this Section, shall refrain from ex parte communications with any Party or its representatives, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific Final Statement disputes presented and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to any Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Referee in the process of resolving such disputes. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties, without right of appeal, and enforceable in any court of competent jurisdiction, and the aggregate amount due to either the Buyer or the Sellers pursuant to such Final Statement will be paid in accordance with Section 2.10.

2.10
Payments. The Purchase Price as adjusted (and less the Deposit) will be payable in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by the Sellers to the Buyer in writing), as further described in Section 8.1.1. Except as set forth in Section 2.1.4, payments to be made following the Closing under this Article 2 shall be made by wire transfer of immediately available funds within five (5) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) for the account of the receiving Party.

2.11
Tax Allocation. The Sellers and the Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 to report the allocation of the Purchase Price (as determined for U.S. federal income tax purposes) among the Properties. The Sellers shall prepare and deliver to the Buyer a draft Form 8594 within twenty (20) days after the determination of the Final Statement and any further adjustments to the Purchase Price pursuant to this Agreement. If the Buyer

PURCHASE AND SALE AGREEMENT

disputes any items in the Sellers’ draft Form 8594, then as soon as reasonably practicable, but in no event later than twenty (20) days after receipt of such draft Form 8594, the Buyer will deliver to the Sellers in writing any changes the Buyer proposes to be made to the Form 8594. The Parties agree to use commercially reasonable efforts to reach an agreement on any and all disputed items in the draft Form 8594 within twenty (20) days after the later of the Buyer’s receipt of the Sellers’ draft Form 8594 and the Sellers’ receipt of any written comments timely submitted by the Buyer. In the event the Parties agree to such an allocation, the Parties shall, and shall cause their Affiliates to (i) use such allocation as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including Internal Revenue Service Form 8594, (ii) not take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any Tax proceeding that is in any manner inconsistent with such allocation, except as required by applicable Law or with the written consent of the other Party, and (iii) furnish the other Party a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof thirty (30) days prior to such filing.

2.12
Casualty Loss. Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, the Buyer shall assume all risk of loss of the Properties, including all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Properties; provided, however, that if after the Execution Date but prior to the Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), subject to its rights in respect of Section 6.1.5, the Buyer shall nevertheless be required to close and such Casualty Loss shall be treated as a downward Purchase Price adjustment equal to the amount of such Casualty Loss; provided, however, that if the amount of such Casualty Loss exceeds the Allocated Value of the affected Property, Sellers may, at their option, elect to exclude the affected Property from the Closing, in which case the Purchase Price will be adjusted downward by the Allocated Value of the affected Property and the affected Property shall be treated as an Excluded Asset for all purposes hereunder. The “Casualty Loss Amount” shall mean the amount that the Purchase Price is adjusted downward on account of a Casualty Loss, which, in accordance with the terms of this Section 2.12, shall either be (i) the amount of such Casualty Loss or (ii) if Sellers elect to exclude the Property affected by such Casualty Loss, the Allocated Value of such Property.

2.13
Additional Consideration. In the event Closing occurs, (a) if the 2022 NYMEX Price equals or exceeds $3.00/mmbtu for any twenty (20) trading days out of a period of thirty (30) consecutive trading days during the period from (and including) the Execution Date until (and including) December 31, 2019, the Buyer shall pay to the Sellers Fifty Million Dollars ($50,000,000) (the “2022 Additional Consideration”) and (b) if the 2023 NYMEX Price equals or exceeds

PURCHASE AND SALE AGREEMENT

$3.25/mmbtu for any twenty (20) trading days out of a period of thirty (30) consecutive trading days during the period from (and including) the Execution Date until (and including) December 31, 2019, the Buyer shall pay to the Seller Fifty Million Dollars ($50,000,000) (the “2023 Additional Consideration”). The 2022 Additional Consideration and the 2023 Additional Consideration, in each case if required to be paid pursuant to the above, shall be delivered by Buyer to Sellers on or before the day that is sixty (60) days from December 31, 2019 by wire transfer of immediately available funds to the account directed in writing by Sellers. Any amounts owed or paid pursuant to this Section 2.13 shall be a part of the purchase price for the Properties.
ARTICLE 3
SELLERS’ REPRESENTATIONS AND WARRANTIES

3.	Sellers’ Representations and Warranties. Each Seller, jointly and severally with each other Seller, represents and warrants to the Buyer as of the Execution Date, as follows:

3.1
Organization, Good Standing, Etc. Such Seller is a duly formed, validly existing entity in good standing under the Laws of the state of its formation. Such Seller is duly qualified or licensed, as may be required by applicable Law, and in good standing in each jurisdiction it carries on business or owns assets.

3.2
Authorization. Such Seller has taken all necessary company action to authorize the execution, delivery and performance of this Agreement (and each other agreement, instrument or document executed or to be executed by such Seller in connection with the transaction hereunder) and has adequate company power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to such Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally. Such Seller has all requisite power and authority to own and operate the Properties as currently operated by such Seller and to carry on its business as currently conducted.

3.3
No Breach. Except as disclosed in Schedule 3.3, and for the CFIUS Approval, compliance with the HSR Act, approval by FERC of the transfer of any FERC regulated Contracts and any Customary Post-Closing Consents, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the governing documents of such Seller; (b) result in a material default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any Contract, promissory note, indenture, mortgage, deed of trust or lease to which such Seller is a party or by which such Seller or its interest in any of the Properties is bound, except for any such violation, conflict or default (i) that has

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been waived or consented to by the appropriate counterparty and (ii) for which Buyer shall not take any responsibility whatsoever; (c) violate, conflict with or constitute a breach of in any material respect any Law applicable to such Seller or by which such Seller or its interest in any of the Properties is bound; or (d) except for Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting such Seller’s interest in the Properties.

3.4
Litigation. Except as disclosed in Schedule 3.4, there is no action, suit, claim, cause of action or proceeding pending or, to such Seller’s Knowledge, threatened in writing against the Sellers or their Affiliates involving such Seller’s interest in the Properties or the transactions contemplated hereby.

3.5	Taxes.

3.5.1
Except as disclosed in Schedule 3.5, all Asset Taxes based on or measured by such Seller’s or any Affiliate’s ownership or operation of the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom, have been timely paid when due. All Tax Returns relating to Asset Taxes required to have been filed by such Seller or an Affiliate with respect to the Properties have been duly and timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods with all taxing authorities. Such Tax Returns are true and correct in all material respects and there are no administrative proceedings or lawsuits pending or claims asserted with respect to such Taxes by any Governmental Authority other than for matters disclosed on Schedule 3.5. No claim has ever been made by an authority in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation in that jurisdiction with respect to ownership or operation of the Properties, and the Properties are not subject to Taxes in any jurisdiction in which such Seller has not filed Tax Returns. Except as disclosed on Schedule 3.5, none of the Properties is held in an arrangement that is treated as a partnership for federal, state or local income tax purposes (each, a “Tax Partnership"). None of the Properties is the subject of any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement. All of the Properties have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction in which such Properties are located for all periods prior to the Closing Date and none of the Properties constitutes omitted property for property tax purposes.

3.5.2
No Tax Partnership disclosed on Schedule 3.5 has ever been classified as a corporation for U.S. federal, state, local or non-U.S. income Tax purposes. Any Tax Partnership which remains in existence that is disclosed on Schedule 3.5 has a Code Section 754 election in effect. Schedule 3.5 sets forth the following estimates with respect to any Tax Partnership disclosed therein as of December 31, 2017: (a) a good faith estimate of each Seller’s

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capital account balance for U.S. federal income Tax purposes with respect to the Tax Partnership and (b) a good faith estimate of the total capital account balances for U.S. federal income Tax purposes of all members of the Tax Partnership.

3.6
Permits. Such Seller has all licenses, approvals, authorizations, certifications, clearances, consents, variances, orders, franchises, registrations and permits issued, granted, given, or otherwise made available by or under the authority of any Governmental Authorities necessary or required to permit the operation of the Properties as presently operated by such Seller (excluding those required under Environmental Laws) (the “Permits”) and each is in full force and effect and has been duly and validly issued, except where the absence of such, individually or in the aggregate, is not reasonably likely to cause such Seller (or the Buyer) to be liable for material fines, costs or expenses. To such Seller’s Knowledge, there are no material violations of any of its Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except those Permits issued in the name of such Seller that are not transferable under applicable Law.

3.7
Compliance with Laws. During the period and to the extent that such Seller or its Affiliates have operated any Properties (and with respect to those periods of time during which Third Parties have operated any of the Properties, to such Seller’s Knowledge), the Properties have been operated and are in material compliance with the provisions and requirements of all applicable Laws (excluding Environmental Laws which are addressed in Section 3.9), except for prior instances of non-compliance that have been fully and finally resolved (without any ongoing material obligations to which Buyer or the Properties will be subject from and after the Effective Time) to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.8
Material Contracts. Such Seller has listed in Schedule 3.8 – Part 1 all of the Contracts of the type described below (collectively, the “Material Contracts”) and Easements of the type described below, in each case, that will be binding on the Properties or the Buyer from and after the Effective Time:

3.8.1
all farm-ins, farm-outs, exploration, development, joint venture, participation, purchase or acquisition agreements, joint operating agreements and similar Contracts (including any Contract that grants a Person any option to acquire any Properties or that includes an obligation for a deferred payment);

3.8.2
all area of mutual interest agreements or other agreements that otherwise contain non-competition restrictions (or any agreements that purport to restrict, limit or prohibit such Seller from engaging in any line of business or the manner in which or the locations at which such Seller conducts business) or rights of first refusal, negotiation, or other similar restrictions

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(including “tag” and “drag” rights), in each case, including joint operating agreements;

3.8.3
all Hydrocarbon purchase contracts or sale contracts, Hedges, processing contracts, gathering contracts, transportation contracts, marketing contracts, and disposal or injection contracts affecting such Seller’s interest in any of the Properties which are not, by the terms thereof, subject to termination without penalty upon sixty (60) days or less notice;

3.8.4
any Contract (including joint operating agreements) or Easement that can reasonably be expected to result in aggregate payments by or revenues to any Person of more than Three Hundred Thousand Dollars ($300,000) during the current or any subsequent fiscal year;

3.8.5	all production payments, net profits interests and similar rights or interests burdening such Seller’s interest in any of the Properties;

3.8.6	all Contracts between such Seller and any of its Affiliates which will be binding on the Buyer or the Properties after Closing;

3.8.7
all Contracts that contain any calls on, or options to purchase, Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Properties will be subject after Closing;

3.8.8	any existing contract that is a seismic or other geophysical acquisition or sharing agreement or license for which the Buyer will be liable;

3.8.9
any Contract that constitutes a lease under which such Seller is the lessor or the lessee of real or personal property that cannot be terminated by such Seller (without penalty) upon sixty (60) days or less notice, which will be binding on Buyer or on any of the Properties after Closing, and which involves an annual base rental of more than Three Hundred Thousand Dollars ($300,000);

3.8.10
all Contracts the sole purpose of which (as of the execution of such Contract) is for such Seller to indemnify another Person and which will be binding on Buyer or on any of the Properties after Closing; and

3.8.11
all Contracts that contain mandatory drilling requirements with respect to the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Real Property Interest).

Sellers have made available to Buyer in the FTP Site complete copies of all of their Material Contracts in their possession prior to the Execution Date, to the extent it has the right under such Contracts to provide such Contracts to Buyer. Except as separately described on Schedule 3.8 – Part 2, to such Seller’s

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Knowledge, (a) all of its Material Contracts are in full force and effect and are legal, valid and binding obligations of such Seller and each party thereto, (b) such Seller is not and no other party is in material default or material breach under any contract listed in Schedule 3.8 – Part 1 except as disclosed in Schedule 3.8 – Part 2; and (c) no event has occurred that with notice or lapse of time or both would constitute any material default or material breach under any such Material Contract by such Seller or any other party thereto. Except as set forth on Schedule 3.8 – Part 2, no currently effective written notices have been received by such Seller of the exercise of any premature termination, price redetermination, market-out, shut-in or curtailment of or under any of its Material Contracts. To such Sellers’ knowledge, no notice of a material default or material breach has been received or delivered by such Seller under any Material Contract, the resolution of which is still outstanding. There are no material oral agreements that will be binding on the Buyer or the Properties after Closing. The Total Development Agreement (not including, for the avoidance of doubt, the joint operating agreements entered into pursuant to the Total Development Agreement) will not be binding on the Properties following their assignment to Buyer and will not otherwise apply to (or be binding on) the Buyer.

3.9
Environmental and Safety Matters. Except as disclosed on Schedule 3.9, (a) except for any noncompliance that has been remediated in accordance with applicable Environmental Law, during the period that such Seller has operated any of the Properties and, to such Seller’s Knowledge, during the period any other Person operated any of the Properties, such Properties have been operated in and have been in material compliance with applicable Environmental Laws; (b) such Seller has not nor (to such Seller’s Knowledge) has any Affiliate of such Seller, received written notice from any Governmental Authority of any material release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Properties that (i) materially interferes with or prevents compliance by such Seller with any Environmental Law or the terms of any license or Permit issued pursuant thereto, or (ii) gives rise to or results in any material liabilities under Environmental Law, which remains pending or unresolved; and (c) there are no actions, suits, or proceedings pending or, to such Seller’s Knowledge, threatened in writing with respect to its Properties alleging material violations of Environmental Laws, or claiming remediation obligations or other liabilities under applicable Environmental Laws. Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.9 shall be the sole and exclusive representations and warranties with respect to environmental matters and/or Environmental Laws and no other representation or warranty appearing in the Agreement shall be constructed to cover any environmental matters or Environmental Laws.

3.10
Broker’s or Finder’s Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

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3.11
Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to such Seller’s Knowledge threatened against the Sellers or any Affiliate of the Sellers. Such Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used herein, “insolvent” means that the sum of a Seller’s debts and other probable liabilities exceeds the present fair saleable value of such Seller’s assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or other similar arrangement). Immediately after giving effect to the consummation of the transaction contemplated by this Agreement, such Seller will not have unreasonably small capital with which to conduct their present or proposed business, will not have incurred or intended to incur, and does not believe that it will incur, debt beyond its ability to pay such debt as such debt matures, and will have assets (calculated at fair market value) that exceed their liabilities. The interests contemplated to be transferred, conveyed and sold by Sellers pursuant to the terms set forth in this Agreement and in the Assignment are being sold for reasonably equivalent value.

3.12
PPRs and Required Consents. Except as disclosed in Schedule 3.12 or Exhibit D, no interest of such Seller in a Property is subject to any (a) PPR or (b) Required Consent of any Third Party to the sale and conveyance of such Seller’s interest in the Properties as provided for in this Agreement (except for Customary Post-Closing Consents).

3.13	Gas Balancing. Schedule 3.13 sets forth all Gas Imbalances as of the respective date(s) shown thereon.

3.14	Hedges. Except for the Natural Gas Hedges, there are no Hedges with respect to the sale of Hydrocarbons from any of the Properties that will be binding on the Properties after Closing.

3.15
Current Commitments. Schedule 3.15 sets forth, as of the Execution Date, all outstanding authorizations for expenditures and other binding capital commitments (each, an “AFE”) requiring, individually, an expenditure greater than Three Hundred Thousand Dollars ($300,000.00) (net to such Seller’s interest or the Sellers’ interests in the aggregate) relating to the Sellers’ ownership of the Properties. Schedule 3.15 also sets forth any proposed AFEs requiring, individually, an expenditure greater than Three Hundred Thousand Dollars ($300,000.00) (net to such Seller’s interest or the Sellers’ interests in the aggregate) relating to the Sellers’ ownership of the Properties that have been proposed, but, as of the Execution Date, have not yet been approved or rejected (or deemed approved or rejected) under the applicable Contract. The foregoing statements shall be deemed qualified to such Seller’s Knowledge with respect to any of the Properties for which such Seller does not serve as operator.

3.16	Unleased AR. To such Seller’s Knowledge, Schedule 3.16 sets forth the amount of Unleased AR as of the date set forth on such schedule.

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3.17
Leases. Such Seller is not (and such Seller, to its Knowledge, has not received written notice of any other Person being) in material default or breach under any of the Real Property Interests, and no event has occurred that, with notice or lapse of time or both, would constitute a default or breach by such Seller. To Seller’s Knowledge and except as listed on Schedule 3.4, (a) no royalty owner is currently performing an audit regarding the payment of any royalties under the Real Property Interests or any similar payment and (b) no Real Property Interest contains any express provisions obligating Seller to drill any wells on the Lands (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Real Property Interest).

3.18
Wells; Equipment. Except as set forth on Schedule 3.18, (a) to such Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Real Property Interests, Units, Mineral Interests and Material Contracts or within the limits otherwise permitted by applicable Law, (b) no Well operated by such Seller or its Affiliates, and to such Seller’s Knowledge no other Well, is subject to penalties on allowables after the Effective Time because of any overproduction or other violation of Laws; (c) there are no Wells in respect of which such Seller has received an order in writing from a Governmental Authority requiring that such Well be plugged and abandoned; (d) to such Seller’s Knowledge all currently producing (or, in the case of shut-in Wells, capable of producing) Wells, Compressor Assets and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices in the Ordinary Course of Business, ordinary wear and tear excepted; and (e) such Seller holds good and marketable title to the Equipment and the Compressor Assets, free and clear of all Liens other than Permitted Encumbrances.

3.19
Operations; Take or Pay. Such Seller has not received any written notice of any vote (or other action) being taken (or any written notice threatening to commence such vote or other action) to remove such Seller or any of its Affiliates as the operator of any of the Properties. Such Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than gas balancing arrangements) to deliver Hydrocarbons produced from or allocated to the Properties at any time after the Effective Time without receiving payment therefor.

3.20	Suspended Funds. Schedule 3.20 sets forth, as of the dates set forth therein, all Suspended Funds.

3.21
Payout Balances. To such Seller’s Knowledge, except for those Wells set forth on Part I of Schedule 3.21, Part II of Schedule 3.21 contains a list, which is complete and accurate, of the status of the Payout Balance, as of the dates set forth therein, for each Well. As used herein, “Payout Balance” means the status, as of the date of the calculations, of the recovery by such Seller or a Third Party of a cost amount specified in the contract relating to a well out of the revenue from such well where the NRI of such Seller therein will be reduced or such Seller’s WI therein will be increased when such amount has been recovered.

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3.22
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of such Seller in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except for the CFIUS Approval, compliance with the HSR Act, approval by FERC of the transfer of any FERC regulated Contracts and any Customary Post-Closing Consents.

3.23
Letters of Credit, Bonds and Guarantees. To such Seller’s Knowledge, except as set forth on Schedule 3.23 and except for such Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of such Seller’s business generally, there are no letters of credit, bonds, guarantees or other similar forms of credit support posted with Persons relating solely to such Seller’s ownership or operation of the Properties.

3.24	Absence of Certain Changes. Since the Effective Time up to the Execution Date, to such Seller’s Knowledge, there has not been any material Casualty Loss with respect to the Properties.
ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES

4.	Buyer’s Representations and Warranties. The Buyer represents and warrants to the Sellers as of the Execution Date as follows:

4.1
Organization and Standing. The Buyer is duly formed and in good standing under the respective Laws of the state of its formation. The Buyer has (or, as of Closing, will have) the power and authority to acquire and own the Properties and to conduct business in the state of Ohio.

4.2
Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Neither the certificate of incorporation nor the bylaws of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or Law, rule or regulation, will be violated by the Buyer’s execution and consummation of this Agreement.

4.3
No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to the Buyer, which would affect the Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.4
Authorization. The Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms, except as the enforceability thereof may be limited

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by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

4.5
Non-Contravention. The execution, delivery, performance and consummation by the Buyer of the transactions contemplated hereby will not (a) violate any provision of the certificate of formation or any other governing document of the Buyer, or (b) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Sellers incurring any loss or liability therefrom.

4.6
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except for the CFIUS Approval, compliance with the HSR Act, approval by FERC of the transfer of any FERC regulated Contracts and any Customary Post-Closing Consents.

4.7
Litigation, Etc. There are no actions, proceedings, or investigations pending, or to the Buyer’s knowledge, any basis or threat thereof, which could reasonably be likely to materially impair the Buyer or its ability to consummate the transactions contemplated hereby.

4.8
Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Sellers will have any responsibility whatsoever.

4.9	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Buyer’s knowledge threatened against the Buyer or any Affiliate of the Buyer.

4.10	Qualifications. The Buyer is (or, as of the Target Closing Date and the Closing Date, will be) qualified with all applicable Governmental Authorities to own and operate the Properties.

4.11
Funding; Investment. The Buyer has, or will have at the Target Closing Date and the Closing Date, available (through cash on hand or existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Properties, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the

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economic risks associated with the Properties, ownership and operation thereof and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, but, in all cases, subject and without prejudice to the Buyer’s express rights and remedies set forth in this Agreement, the Buyer (i) has relied or shall rely solely on the terms and conditions of this Agreement and its own independent investigation and evaluation of the Properties and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and acknowledges and agrees that, except for the representations and warranties set forth herein and confirmed in the certificate delivered at Closing by the Sellers pursuant to Section 8.2.4, (A) it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made at any time by the Sellers or any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives or any other Person, whether or not any such representations, warranties or statements were made in writing or orally, (B) neither Seller nor any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, including any information, document or material provided or made available, or statements made or provided to the Buyer (including its directors, officers, employees, Affiliates, controlling Persons, agents or representatives) in connection with the transactions contemplated by this Agreement, including any such information contained in or provided in “data rooms”, management presentations or supplemental due diligence information provided by the Sellers or discussions or access to management of the Sellers; and (C) the information referred to in (B) above may include certain projections, estimates and other forecasts and plans and that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and the Buyer is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates and other forecasts and plans and any use or reliance by the Buyer on such information referred to in (B) above is (or the projections, estimates and other forecasts and plans that may be contained therein) at the Buyer’s sole risk; (ii) has satisfied or shall satisfy itself through the protections provided to the Buyer herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties; and (iii) except as expressly set forth herein, agrees to the fullest extent permitted by Law that no Seller nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract or tort, under Federal or state securities laws or otherwise) resulting from the distribution to the Buyer or the Buyer’s use of any of the information referred to in clause (i)(B) above.

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ARTICLE 5
COVENANTS

5.	Covenants. The Sellers and the Buyer hereby covenant and agree to perform the following:

5.1	Access to Information.

5.1.1
Insofar as related to the Properties, from and after the Execution Date, the Sellers will give the Buyer and the Buyer’s agents and representatives, reasonable access to the Properties to conduct, or cause to be conducted, a due diligence investigation of the Properties and to determine whether any Title Defects or Environmental Defects exist including: (a) a Phase I Environmental Assessment of all or any portion of the Properties operated by the Sellers; (b) a Phase II Environmental Assessment of the Properties, subject to the provisions of this Section 5.1.1; (c) visual inspections; and (d) a review of the Records, including the right to copy, at the Buyer’s expense, the Records in the Sellers’ possession (the “Assessment”); provided that the Sellers shall not be required to provide any of the foregoing information to the extent that the Sellers are prohibited by any Third Party agreement or Law from sharing such information with the Buyer; provided, however, that the Sellers shall use commercially reasonable efforts to obtain waivers to such prohibitions (provided further that “commercially reasonable efforts” shall not require the Sellers to incur any liability, costs or expenses that Buyer does not agree in writing to pay).  Notwithstanding anything herein to the contrary, the Buyer shall not have access to, and shall not be permitted to conduct, any on-site due diligence (including any Phase I Environmental Assessment or Phase II Environmental Assessment) with respect to any Properties where the Sellers do not have the authority to grant access for such due diligence; provided that Sellers shall use commercially reasonable efforts to seek and obtain any and all required authorizations for Buyer to conduct on-site due diligence with respect to such Properties. The Assessment and all of the Buyer’s activity conducted under this Section 5.1.1 shall be subject to the indemnity provisions of Section 5.1.2.  If a Phase I Environmental Assessment recommends that a Phase II Environmental Assessment is necessary in order for the Buyer to prove the existence of an Environmental Defect or establish an Environmental Defect Amount with respect to the applicable Property, the Buyer may (i) furnish the Sellers with a written description of the proposed scope of such Phase II Environmental Assessment, including a description of the specific activities to be conducted, and a description of the approximate location and expected timing of such activities (a “Phase II Request”), (ii) provide Sellers with a copy of the Phase I Environmental Assessment recommending a Phase II Environmental Assessment and (iii) subject to

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the preceding sentence, request the prior written consent of Seller to undertake the Phase II Environmental Assessment described in the Phase II Request. In the event that (A) the Sellers do not approve any such Phase II Request, such approval subject to Sellers’ sole and absolute discretion, on any Property operated by a Seller or its Affiliates within five (5) Business Days of the Buyer’s delivery of such Phase II Request, the Buyer shall have the right, but not the obligation, to exclude any or all of the affected Properties from the transactions contemplated hereby, and any such Properties that are so excluded shall be deemed hereunder to be Excluded Assets and the Purchase Price shall be adjusted downward by the aggregate of the Allocated Values thereof or (B) if the Sellers provide their approval of the Phase II Request and (1) the Phase II Environmental Assessment is completed prior to Closing, then terms of Article 2 shall apply mutatis mutandis with respect to the affected Properties or (2) the Phase II Environmental Assessment is to be completed within sixty (60) days after Closing, then (w) the Properties (or portion thereof) subject to the Phase II Environmental Assessment shall be excluded from the Closing and the Purchase Price shall be reduced by the Allocated Value of the affected Properties; (x) the Buyer shall  deposit with the Escrow Agent the Allocated Value of the affected Properties withheld from Closing and the applicable provisions in this Agreement with respect to unremediated Environmental Defects or disputed Environmental Defects will apply mutatis mutandis to the amounts deposited by the Buyer in the Escrow Account; (y) the Closing, the Defect Notice Date and Cure Period (in each case, with respect to the affected Properties only) and all other associated dates herein will be extended for sixty (60) days in order for Buyer to perform and complete its Phase II Environmental Assessment; and (z) upon completion of such Phase II Environmental Assessment, the treatment of such affected Properties shall be determined in accordance with the terms and conditions of Article 2 (applied mutatis mutandis). Except as otherwise set forth herein, the Assessment and Buyer’s right of access granted under this Section 5.1.1, shall not, without the prior written consent of the Sellers, entitle the Buyer to operate equipment or conduct testing or sampling of any kind.  The Sellers have the right to be present during any activities conducted on the Properties as part of the Assessment.  The Buyer shall coordinate its Assessment with the Sellers to minimize any inconvenience to or interruption of the conduct of business by the Sellers.  The Buyer shall abide by the Sellers’, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties, including the Assessment; provided, that such rules, regulations and operating policies are provided to the Buyer prior to such evaluation.  The Buyer shall promptly provide the Sellers (but in any case no later than the Defect Notice Date) copies of all written reports prepared or compiled by the Buyer or any of its representatives or agents in connection with the Assessment.  Neither Party shall be deemed by their delivery or receipt, as

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applicable, of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Properties or the accuracy of said documents or the information contained therein.  The Buyer shall hold all information or data provided or made available by the Sellers or obtained by the Buyer as part of the Assessment confidential pursuant to the terms and conditions of the Confidentiality Agreement and shall not use any of the same except in connection with the transactions set forth in this Agreement.  In the event this Agreement is terminated prior to Closing, the Buyer shall return to the Sellers (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data.  During all periods that the Buyer or any of its representatives are on the Properties, the Buyer shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support the Buyer’s indemnity obligations under Section 5.1.2.

5.1.2
The Buyer hereby releases and agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Liabilities (including court costs, expert fees and reasonable attorneys’ fees), including Liabilities attributable to personal injuries, death, or property damage, arising out of or relating to the Assessment or access to the Properties by the Buyer, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES (I) CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON OR (II) RESULTING FROM ENVIRONMENTAL CONDITIONS OR DEFECTS DISCOVERED OR UNCOVERED BY BUYER OR BUYER’S REPRESENTATIVES TO THE EXTENT (A) SUCH CONDITIONS OR DEFECTS EXISTED PRIOR TO THE BUYER’S ACCESS TO THE PROPERTIES AND (B) WERE NOT EXACERBATED BY BUYER OR BUYER’S REPRESENTATIVES. All information obtained by and access granted to the Buyer and its representatives under this Section 5.1.2 shall be subject to the terms of Section 13.20 and the terms of the Confidentiality Agreement.

5.2
Conduct of Business. From and after the Execution Date until Closing, the Sellers shall own and conduct their business related to the Properties in the Ordinary Course of Business. Without limiting the foregoing, except as (a) required by Law or Permit, (b) as necessary to maintain a Real Property Interest or (c) specifically contemplated in this Agreement (including pursuant to Section 5.3), from and after the Execution Date until Closing, each Seller:

5.2.1
Without the prior consent of Buyer, will not convey, encumber, abandon or otherwise dispose of any part of such Seller’s interest in the Properties, other than (a) the sale of Hydrocarbons or obsolete machinery and equipment, in each case, in the Ordinary Course of Business,

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(b) in accordance with (i) applicable PPRs pursuant to Section 2.4 or (ii) applicable area of mutual interest agreements or (c) assignments to co-working interest or other beneficial interest owners in the Properties, to the extent, in the case of clauses (b)(ii) and (c), they do not individually or in the aggregate reduce the Sellers’ Net Revenue Interest or Sellers’ Net Acres or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest) in any Property from that described in Exhibit A-1.

5.2.2
Will not (a) amend or change any material terms of any material Real Property Interest, Contract, Permit, or Easement relating to the Properties in any material respect, (b) take any action to terminate, waive or surrender any material rights under any material Real Property Interest, Contract, Permit or Easement (including operatorship), or (c) enter into any material agreement, contract or commitment that, if such agreement, contract or commitment had been entered into prior to the Execution Date, would be required to be listed in Schedule 3.8 attached to this Agreement, in each case, without first consulting with the Buyer and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such agreement, contract or commitment; provided, however, that the Buyer’s consent will be required for any such action that will have an adverse effect on the Properties in any material manner or respect.

5.2.3
Except (x) as set forth on Part 5.2.3 of Schedule 5.2, (y) for operations covered by the AFEs set forth on Schedule 3.15 or (z) as required in the event of an emergency to protect life, property, or the environment, will not (i) propose any new drilling, reworking, or similar operations with respect to the Properties or (ii) elect to participate or not to participate in any new drilling, reworking, or similar operation reasonably anticipated to require future capital expenditures by the new owner of the Property to be incurred in excess of Three Hundred Thousand Dollars ($300,000.00), chargeable to the Sellers’ interests, in each case, without first consulting with the Buyer and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such agreement, contract or commitment.

5.2.4
Will use commercially reasonable efforts to conduct drilling, completion and well readiness operations with respect to the Properties, in anticipation of Buyer’s plan to conduct a one (1) rig drilling program as of September 15, 2018, and Buyer’s plan to ramp up to a two (2) rig drilling program starting on December 1, 2018.

5.2.5	Will maintain insurance coverage on the Properties in the amount and of the types maintained by such Seller on the Execution Date, and not make

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any election to be excluded from any coverage by an operator for the joint account pursuant to a joint operating agreement or similar Contract.

5.2.6
Will not settle or compromise any actions, suits, claims, causes of action or proceedings relating to the Properties that individually or in the aggregate exceed Three Hundred Thousand Dollars ($300,000.00) without Buyer’s consent, except in connection with the Retained Liabilities or other matters for which Sellers owe an indemnity hereunder.

5.2.7	Will use commercially reasonable efforts to maintain in full force and effect all of its Real Property Interests, Permits and Easements located in the area described in Part 5.2.7 of Schedule 5.2.

5.2.8
Will give written notice to Buyer as soon as practicable, but in any event within ten (10) Business Days of such Seller acquiring Knowledge thereof, of (a) the receipt or delivery by such Seller of any written notice with respect to any material breach of any Real Property Interest, Material Contract, Easement, or Permit, (b) the receipt or delivery by such Seller of any written claim for damages or any suit, action, proceeding or litigation made by or against such Seller or its Affiliates with respect to the Properties, or (c) the occurrence of any Casualty Loss with respect to the Properties.

5.2.9
Will maintain or cause its Affiliates to maintain the books of account and records and will prepare and timely file any Tax returns and timely pay any Taxes relating to its Properties in the Ordinary Course of Business.

5.2.10
Will provide the Buyer with the following reports and updates with respect to the Properties on a mutually agreeable frequency in electronic format where possible; provided that Buyer may request interim updates (to such reports and updates) if there are material changes or as reasonably needed, so long as the provision of such reports does not cause an undue burden on Sellers’ conduct in the Ordinary Course of Business:

A.	Daily detailed drilling and completion reports, including end of well summaries;

B.	Flowback reports;

C.	Post job frac reports;

D.	Bit/BHA records;

E.	Mud reports;

F.	Pason records or equivalent surface drilling data (WOB, ROP, torque, pump rates);

G.	Mud motor specs;

H.	End of well directional drilling reports & final directional surveys;

I.	Geosteering reports;

J.	All logs (open hole, cased hole, MWD) and mudlog data;

K.	Wellbore schematics;

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L.	Cost updates (AFE vs Actual);

M.	AFEs;

N.	Permits and surveys;

O.	Daily production and downtime reports;

P.	Monthly production and downtime reports;

Q.	Monthly injection reports including volumes and pressures;

R.	SIMOPs plans;

S.	Drilling and completion procedures;

T.	Approved state and federal permits and reports;

U.	DST reports, well test reports, oil/water/gas sample analyses, if applicable;

V.	Microseismic reports, if applicable;

W.	Artificial lift designs, if applicable;

X.	Pressure surveys;

Y.	Core and/or cuttings data, if applicable;

Z.	Monthly Oil, Gas, NGL settlement statements;

AA.	Monthly plant statements;

BB.	Monthly operated and non-Operated well-level LOS statements with gas gathering system identifier;

CC.	Monthly purchaser detail;

DD.	Monthly position report for all products including all natural gas balances;

EE.	Reconciliation summary each month of products produced and products sold;

FF.	Weekly drill schedule; and

GG.	Weekly well-readiness schedule.

5.2.11	Will not enter into any agreement committing to take any action prohibited by the foregoing, without the prior written consent of the Buyer.
Requests for approval of any action restricted by this Section 5.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:
Name: Michael Magilton
Email: michael.magilton@encinoenergy.com
Phone: 281-254-7043

Buyer’s approval of any action restricted by this Section 5.2 shall be considered granted within five (5) Business Days of a Seller’s written notice to Buyer requesting such consent, unless Buyer notifies such Seller in writing to the contrary during that period. Notwithstanding the foregoing provisions of this Section 5.2, in the event of an emergency, each Seller may take such action as is reasonably necessary to either protect the Properties or comply with applicable Law or Contracts, and shall notify Buyer of such action promptly thereafter. Buyer’s consent to any action requested pursuant to this Section 5.2 by Sellers shall not be unreasonably withheld, conditioned or delayed.

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5.3
Lease Extensions. The Sellers shall, from the Execution Date until the Closing Date, use commercially reasonable efforts to obtain lease extensions with respect to the Real Property Interests set forth on Schedule 5.3, and, notwithstanding anything herein to the contrary, shall be permitted to do so without the consent of Buyer to the extent that any such lease extension does not exceed the amount(s) set forth in Schedule 5.3.

5.4
Non-Operated Properties. The Buyer acknowledges that the Sellers own undivided interests in certain of the interests comprising the Wells and Real Property Interests with respect to which it is not the operator, and the Buyer agrees that the acts or omissions of any working interest owner (including any operator) or any other Person who is not a Seller or an Affiliate of any Seller shall not constitute a breach of the provisions of Section 5.2, and no action required by a vote of working interest owners shall constitute such a breach so long as Sellers have voted their interest in a manner that complies with the provisions of Section 5.2.

5.5
Revenues. For all purposes including the Purchase Price adjustments under Article 2 of this Agreement, the Sellers and the Buyer will properly allocate revenues before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation.

5.5.1
Following the Closing, in the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) a Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time, in either case, which is not accounted for in the Closing Statement or the Final Statement, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Closing Statement or the Final Statement, will pay any such amounts due to such Party within thirty (30) days after receipt.

5.5.2
The Sellers shall be responsible for (and entitled to any refunds of) (i) Property Costs incurred up to the Effective Time and (ii) the Excluded Property Costs. The Buyer shall be responsible for (and entitled to any refunds of) Property Costs incurred from and after the Effective Time. Should the Buyer pay any Property Costs or Excluded Property Costs for which the Sellers are responsible under this Section 5.5 and that is not otherwise accounted for in connection with the preparation and calculation of the Final Statement pursuant to Section 2.9, the Sellers shall reimburse the Buyer promptly after receipt of the Buyer’s invoice therefor accompanied by copies of the relevant vendor or other invoice or proof of payment. Should the Sellers pay any Property Costs for which the Buyer is responsible under this Section and that is not otherwise accounted for in connection with the preparation and calculation of the Final Statement pursuant to Section 2.9, the Buyer shall reimburse the Sellers promptly

PURCHASE AND SALE AGREEMENT

after receipt of the Sellers’ invoice therefor accompanied by copies of the relevant vendor or other invoice or proof of payment; provided, however, that, notwithstanding anything else to the contrary under this Section 5.5, Seller shall have no further obligations or other responsibility for any Property Costs incurred by Buyer with respect to the Properties following the day that is one (1) year following Closing.

5.5.3	Notwithstanding anything to the contrary herein, the Buyer shall not have any responsibility or other obligation for any Excluded Property Costs, for which Sellers shall be solely responsible.
5.6    Tax Matters.

5.6.1
Each Seller shall be allocated and bear, and indemnify and hold harmless Buyer for, all Asset Taxes relating to its Properties that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time. Buyer shall be allocated and bear, and indemnify and hold harmless Sellers for, all Asset Taxes that are attributable to any Tax period (or portion thereof) beginning at or after the Effective Time. Each Party shall be responsible for its own income, franchise, commercial activity, and similar Taxes.

5.6.2
Notwithstanding any other provision of this Agreement, to the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Statement, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 5.6.

5.6.3
For purposes of this Agreement (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the Tax period or portion thereof in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the Tax period or portion thereof in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of

PURCHASE AND SALE AGREEMENT

days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Property gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

5.6.4
Except as required by applicable Law, in respect of Asset Taxes, (i) Sellers shall be responsible for the preparation and timely filing of (A) all Tax Returns due prior to the Closing Date, and (B) all Tax Returns with respect to Taxable periods ending prior to the Effective Time (regardless of when due), and (ii) Buyer shall be responsible for the preparation and timely filing of all other Tax Returns and the payment to the applicable Governmental Authority of all Asset Taxes that become due and payable with respect to such Tax Returns. Buyer shall indemnify and hold Sellers harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns on a basis consistent with past practice except to the extent otherwise required by applicable Law. Buyer shall provide Sellers with a copy of any Tax Return relating to any Straddle Period for Sellers’ review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Sellers provided to Buyer in advance of the due date for the filing of such Tax Return.

5.6.5
If a Party receives a refund (whether by way of refund, credit, offset or otherwise) of Taxes for which the other Party is responsible hereunder, the first Party shall promptly pay such amount to the other Party.

5.6.6
The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

5.7
Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 2.9, each Seller will deliver to the Buyer, in the form of an adjustment to the Purchase Price as set forth in Section 2.7,

PURCHASE AND SALE AGREEMENT

any Suspended Funds in its possession and the Buyer shall administer all such Suspended Funds and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties. The Suspended Funds, as of the dates set forth therein, are set forth on Schedule 3.20, along with the reasons that such funds are being held in suspense.

5.8
Operatorship. The Sellers make no representation and do not warrant or guarantee that the Buyer will succeed in being appointed successor operator. Buyer acknowledges that Sellers make no representations or warranties to Buyer as to transferability or assignability of operatorship of any Properties. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and determined in accordance with the terms of such agreements. Upon reasonable request from Buyer, at Buyer’s sole cost and expense, for a period of one-hundred twenty (120) days after the Closing Date, Sellers will use commercially reasonable efforts to assist Buyer in Buyer’s efforts to succeed a Seller as operator of any Wells operated by such Seller. The Buyer shall promptly, following Closing, file and diligently pursue until receipt of any acknowledgement, consent or confirmation by Governmental Authorities all appropriate forms, permit transfers and declarations or bonds with federal and state agencies relative to the Buyer’s assumption of operatorship. For all Properties operated by any of the Sellers, the Buyer shall execute and deliver to the Sellers, on forms proscribed by the applicable Governmental Authorities which are to be prepared by the Buyer and acceptable to the Sellers, and the Sellers shall promptly file, such applicable forms transferring operatorship of such Properties to the Buyer.

5.9	Limitations on Representations and Warranties.

5.9.1
EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF SUCH SELLER IN ARTICLE 3 OF THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONFIRMED IN THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND THE SPECIAL WARRANTY, AND SUBJECT AND WITHOUT PREJUDICE TO THE BUYER’S EXPRESS RIGHTS AND REMEDIES HEREIN, (a) THE BUYER ACKNOWLEDGES THAT THE SELLERS HAVE NOT MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY

PURCHASE AND SALE AGREEMENT

STATUTE OR OTHERWISE), AND (b) THE BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON AND EXPRESSLY WAIVES, ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), OR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE BUYER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

5.9.2
FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN ARTICLE 3, THE REPRESENTATIONS AND WARRANTIES CONFIRMED IN THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND THE SPECIAL WARRANTY, AND SUBJECT AND WITHOUT PREJUDICE TO THE BUYER’S EXPRESS RIGHTS AND REMEDIES SET FORTH HEREIN, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (A) TITLE OF THE PROPERTIES, (B) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR SUCH SELLER’S INTEREST THEREIN, (C) THE CONTENTS, CHARACTER, NATURE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF SUCH SELLER, INCLUDING (I) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES, (II) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (III) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY

PURCHASE AND SALE AGREEMENT

OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (D) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES, AND (E) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES.

5.9.3
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SUCH SELLER IN ARTICLE 3 OF THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONFIRMED IN THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND THE SPECIAL WARRANTY AND SUBJECT AND WITHOUT PREJUDICE TO THE BUYER’S EXPRESS RIGHTS AND REMEDIES SET FORTH HEREIN, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (F) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (G) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND EACH SELLER THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN ARTICLE 3 AND CONFIRMED IN THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND SUBJECT AND WITHOUT PREJUDICE TO THE BUYER’S EXPRESS RIGHTS AND REMEDIES SET FORTH HEREIN, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SUCH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF

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REPAIR, AND THE BUYER REPRESENTS TO EACH SELLER THAT THE BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND OTHER PROPERTIES AS THE BUYER DEEMS APPROPRIATE.

5.9.4
THE SELLERS AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.9 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.

5.10
NORM, WASTES AND OTHER SUBSTANCES. THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES.

5.11    Governmental Approvals.

5.11.1
Each of Buyer and the Sellers shall submit as soon as practicable, but in no event later than ten (10) Business Days after the execution hereof, filings under the HSR Act. The Persons making such filings shall request early termination of any applicable HSR Act waiting period, shall promptly furnish each other with copies of any substantive or material procedural notices, correspondence or other written communication received from the relevant Governmental Authority, shall promptly make any necessary or advisable subsequent or supplemental filings or submissions required or requested by the relevant Governmental Authority and shall, to the extent reasonably necessary and appropriate, cooperate with one another in the preparation of such filings or submissions. No Party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquiries unless, to the extent

PURCHASE AND SALE AGREEMENT

practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for one-half of all filing fees in connection with filings under the HSR Act.

5.11.2
Each Party shall use its commercially reasonable efforts to resolve as promptly as practicable such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act. If any Governmental Authority shall seek an injunction or the enactment, entry, enforcement or promulgation of any governmental order restraining or prohibiting the transactions contemplated by this Agreement, each Party shall (i) defend claims, demands or other actions seeking such an injunction or the enactment, entry, enforcement or promulgation of any such governmental order and (ii) use its commercially reasonable efforts to avoid the entry of and seek to have lifted, vacated or reversed any such governmental order. Notwithstanding the foregoing, Buyer (including its Affiliates) shall not be obligated to propose, negotiate, commit to, or effect by consent decree, hold-separate order, or otherwise, any sale, divestiture, licensing, or disposition of any assets or businesses (including, following the Closing, the Properties), or any alteration of business conduct that would limit freedom of action with respect to, or its ability to retain, any businesses, product lines, or assets (including, following the Closing, the Properties).

5.11.3
Buyer and Sellers shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 5.11.

5.12	CFIUS.

5.12.1
The Parties will jointly submit a draft notice to the Committee on Foreign Investment in the United States and its member agencies (collectively, “CFIUS”) with respect to the transactions contemplated by this Agreement (as promptly as practicable, using commercially reasonable efforts to have such submission made within five (5) Business Days from the Execution Date) and proceed to finalize such notice as soon as practicable thereafter reflecting input on such draft filing received from CFIUS, provided that any such notices shall not be filed without the Sellers’ prior approval thereof. The Parties shall respond fully, appropriately and timely to any request for information from CFIUS throughout the CFIUS process and in accordance with the CFIUS regulations. In addition, as consistent with any CFIUS requests for confidentiality, each Party shall cooperate and each Party shall have the opportunity to attend (or have its representatives participate) in any

PURCHASE AND SALE AGREEMENT

meetings with CFIUS member agencies, attend any on-site visit by CFIUS member agencies to a Party’s facility (if requested by a CFIUS member agency), and take any other commercially reasonable action in furtherance of the CFIUS Approval. The Parties shall, and shall cause each of their respective Affiliates to, take any and all commercially reasonable actions necessary, proper or advisable, to obtain CFIUS Approval as soon as is practicable and feasible, in accordance with the CFIUS timetable; provided, however, that such efforts with respect to the Buyer shall not require the Buyer to agree to any mitigation measures proposed by CFIUS or any of its member agencies that would have a material adverse economic effect on the business of the Buyer or its Affiliates or a material adverse impact on the governance of the Buyer’s or its Affiliates’ business or on the Properties (the “Mitigation Standard”); and provided further, that if CFIUS or any of its member agencies requests a mitigation measure that would obligate the Buyer or its Affiliates to sell, dispose of, divest, transfer, or hold separate or otherwise limit its ability to retain any of the Properties, the Buyer shall exclude any or all of such affected Properties from the transactions contemplated hereby, and any such Properties that are so excluded shall be deemed hereunder to be Excluded Assets and the Purchase Price shall be adjusted downward by the aggregate of the Allocated Values thereof.

5.12.2
Each Party shall keep the other Party reasonably apprised of the content and status of any communications with, and communications from, CFIUS and shall permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed substantive communication by such Party to CFIUS (except to the extent such communication contains confidential or proprietary information not directly related to the transactions contemplated by this Agreement).

5.13	Midstream Agreements.

5.13.1
Prior to Closing, the Sellers and the Buyer will negotiate in good faith (with each other, and with the relevant Contract counterparties) mutually acceptable forms of assignment, assumption and, as applicable, consent and release agreements to effect, in accordance with the terms of this Agreement, the assignment to the Buyer at Closing of the Contracts set forth on Exhibit E (subject to the other provisions of this Section 5.13) (collectively, the “Midstream Agreements” and such assignment, assumption and consent agreements for the Midstream Agreements, collectively, the “Midstream Assignments”). At Closing, the Sellers will assign their rights and obligations (subject to the other provisions of this Section 5.13) in and to the Midstream Agreements, and the Buyer will assume (and, upon delivery by Sellers of the Midstream Assignments, the Buyer will be deemed to have assumed), and thereafter will be bound by and comply with and perform, all of the obligations of the Sellers contained in the Midstream Agreements.

PURCHASE AND SALE AGREEMENT

5.13.2
The Buyer shall meet any creditworthiness and adequate assurance of performance requirements contained in any of the Midstream Agreements listed on Exhibit D and shall take all steps reasonably necessary to enable it to take an assignment of such Midstream Agreements at the Closing and to cause the counterparty of any such Midstream Agreements to grant its consent (including with respect to any Required Consents) to the assignment thereof to the Buyer. In the event that any of the Midstream Agreements on Exhibit D (other than the FERC Contracts which are the subject of Section 5.13.3) cannot be assigned to Buyer at Closing, the Sellers shall have no liability to Buyer with respect to such unassigned Midstream Agreements (except as set forth in this Section 5.13), except that the Parties will use commercially reasonable efforts to negotiate a mutually acceptable arrangement to address such unassigned Midstream Agreements, failing of which, at Sellers’ option, the Parties will enter into the following arrangement with respect to such unassigned Midstream Agreements (the “Midstream Pass-Through Arrangement”): (a) for the first six (6) months following Closing Date, a Hydrocarbons Purchase Agreement and (b) in the event such Midstream Agreement has not been assigned to Buyer on or before the day that is six (6) months after the Closing Date, a long term purchase agreement with respect to the Hydrocarbon volumes covered by such Midstream Agreement, which agreement shall include such terms and conditions that are customary for a long term Hydrocarbons purchase agreement, including (regardless of whether customary or not): (w) a long term acreage dedication provision, (x) an obligation to pay marketing fees with respect to such Hydrocarbons not less than the Management Fees with respect to the Marketing Services under the TSA (as such terms are defined in the TSA), (y) creditworthiness and adequate assurance of performance requirements equal to those Sellers have in place with respect to such Midstream Agreements and (z) a parent guaranty from Buyer’s parent guaranteeing their obligations thereunder; provided, that, with respect to any Midstream Agreement for which Sellers and Buyer have entered into the Midstream Pass-Through Arrangement, if the Buyer is able to obtain a replacement or assignment to it thereof, such Midstream Agreement shall no longer be subject to the Midstream Pass-Through Arrangement.

5.13.3
In the event any of the Midstream Agreements listed on Exhibit D are not assigned at Closing, (i) the Buyer shall nonetheless continue to meet any creditworthiness and adequate assurance of performance requirements contained in any of the Midstream Agreements listed on Exhibit D ((A) subject to the other provisions of this Section 5.13 and (B) provided that Buyer will not be required to provide or otherwise double-post any security that it has previously provided pursuant to the Midstream Pass-Through Arrangement), (ii) (A) Buyer shall continue to take all steps reasonably necessary and (B) Sellers shall continue to use commercially reasonable efforts, in each case, to enable Buyer to take an assignment of such Midstream Agreements as soon as possible after Closing and to cause

PURCHASE AND SALE AGREEMENT

the counterparty of any such Midstream Agreement to grant its consent to the assignment thereof to the Buyer and (iii) Sellers will not amend, change or waive any material terms thereof in a manner that has an adverse effect on the Buyer, without first obtaining the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

5.13.4
With respect to any unassigned Midstream Agreement for gas transportation services on pipelines and facilities regulated by the FERC (“FERC Contracts”) for which the contract counterparty has consented to the assignment but FERC has not, the Sellers shall hold such FERC Contracts for the benefit of the Buyer until they are assigned to the Buyer (or they otherwise terminate) on the terms and conditions of the Midstream Pass-Through Arrangement.

5.13.5
The Parties shall cooperate regarding the preparation and filing as soon as reasonably practicable following the Execution Date of a joint petition with the FERC for a temporary waiver of capacity release regulations and related policies for the assignment and release of those certain firm capacity transportation Contracts among the Parties. The Sellers agree, at the Buyer’s cost and expense, to cooperate with and assist Buyer as reasonably necessary with that petition and any related follow-up in seeking all required relief from the FERC with respect to the transfer of such firm capacity transportation Contracts.

5.13.6
Notwithstanding anything to the contrary, to the extent Buyer’s obligations under this Section 5.13 (including those arising under any Midstream Pass-Through Arrangement at Closing) would require the provision of financial assurances or credit enhancement, including letters of credit, parent guaranties, deposits, or similar items, such obligations shall not require the Buyer to post, or cause the posting, of (i) any such instruments at Closing or (ii) any such instruments post-Closing pursuant to Section 5.13.2(b)(y), collectively to the extent the aggregate exposure to Buyer thereunder would be in excess of One Hundred and Sixty-Five Million Dollars ($165,000,000); provided, however, that this Section 5.13.6 shall not apply with respect to the provision of any additional financial assurances or credit enhancements required under any Midstream Agreement from and after the assignment of such Midstream Agreement to the Buyer.

5.14	Hedges and Novation Agreements.

5.14.1
On or before one (1) Business Day following the Execution Date, the Sellers shall enter into those swaps, collars or other costless hedges for those volumes of natural gas, those periods and those prices as more particularly set forth on Schedule 5.14.1 (“Natural Gas Hedges”).

PURCHASE AND SALE AGREEMENT

5.14.2
The Sellers shall pay to any counterparty any reasonable out-of-pocket costs or fees to authorize the initiation of the Natural Gas Hedges; provided, if Closing occurs, the Buyer shall reimburse the Sellers for any such out-of-pocket costs or fees (such costs and fees excluding, for the avoidance of doubt, any price discounts reflected or otherwise incorporated in the prices of the Natural Gas Hedges).

5.14.3
Notwithstanding anything to the contrary in this Agreement, the Natural Gas Hedges and the underlying contracts and the actions to be taken by Sellers in accordance with this Section 5.14 are an exception to, and will under no circumstance constitute a breach of any of Sellers’ covenants in Section 5.2 or its representations and warranties in Section 3.14.

5.14.4
Buyer shall pay, be responsible for, and defend, indemnify, and hold harmless the Seller Indemnified Parties from and against any and all losses, damages, claims, liabilities, debts, obligations, or expenses (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties that results from Seller’s entry into any Natural Gas Hedges in accordance with this Section 5.14, if Closing occurs, (each, as applicable, the “Assumed Hedges”) including: (a) payments made by Sellers or amounts payable by Sellers to any counterparty related to entering into the Assumed Hedges, or any amendments, waivers, transfers or terminations of the Assumed Hedges; (b) payments made by Sellers or amounts payable by Sellers related to transferring to, or novating in favor of, Buyer the Assumed Hedges; (c) payments made by Sellers or amounts payable by Sellers related to any monthly settlement of an Assumed Hedge; and (d) payments made by Sellers or amounts payable by Sellers under any Assumed Hedge pursuant to an Unwinding Scenario (as defined below) (the “Buyer Hedging Indemnities”). The Buyer shall make any required payments pursuant to the Buyer Hedging Indemnities to the Sellers within ten (10) Business Days after receipt of an invoice with respect thereto.

5.14.5
If Buyer fails to assume the Natural Gas Hedges or the transactions contemplated thereby at Closing for any reason whatsoever (other than by reason of any actions of any counterparty to the Natural Gas Hedges) (in either case, an “Unwinding Scenario”), then Sellers may, at the sole cost and expense of Buyer, unwind all of the Natural Gas Hedges and the transactions contemplated thereby in accordance with the terms of the confirmations contained in each of the Natural Gas Hedges.

5.14.6
If Closing does not occur, the Sellers shall pay, be responsible for, and defend, indemnify, and hold harmless the Buyer Indemnified Parties from and against any and all losses, damages, claims, liabilities, debts, obligations, or expenses (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity)

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incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties that results from Seller’s entry into any Natural Gas Hedge in accordance with this Section 5.14 (the “Sellers Hedging Indemnities”). The Sellers shall make any required payments pursuant to the Sellers Hedging Indemnities to the Buyer within ten (10) Business Days after receipt of an invoice with respect thereto.

5.14.7
For the avoidance of doubt, (i) if Closing occurs, Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, losses, costs and expenses related to the Natural Gas Hedges and the transactions contemplated thereby, including all revenues, gains, proceeds, losses, costs and expenses in an Unwinding Scenario, it being understood that all such revenues, gains and proceeds shall be the property of the Buyer and (ii) if Closing does not occur, Sellers shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, losses, costs and expenses related to the Natural Gas Hedges and the transactions contemplated thereby, it being understood that all such revenues, gains and proceeds shall be the property of the Sellers.

5.14.8
The Sellers and the Buyer shall take, on or prior to the Closing, all steps necessary to effectuate the novation of the Natural Gas Hedges to Buyer at Closing pursuant to the Novation Agreements (including Buyer entering into an ISDA Master Agreement with each Natural Gas Hedge counterparty).

5.15
Total Development Agreement. The Parties shall exercise commercially reasonable efforts to satisfy any requirements set forth in the Total Development Agreement with respect to the assignment of the Total Pref Properties by Sellers to Buyer, including, in the case of Buyer, that Buyer be a “Technically Qualified Assignee” and a “Credit-Worthy Assignee” (as both terms are defined in the Total Development Agreement), and each Party shall take all steps reasonably necessary to satisfy Total as of the Closing that such requirements have been met and to cause Total to confirm in writing that such requirements have been met.

5.16
Completion Contracts. From and after the Execution Date and for a period of 90 days from and after Closing, the Sellers shall use commercially reasonable efforts to assist the Buyer in Buyer’s procurement of post-Closing completion crew services with the Completion Contract Counterparties similar to the completion crew services used by Sellers (including utilization of the same crews and individuals performing such services) in the Ordinary Course of Business in connection with Sellers’ ownership and operation of the Properties.

5.17	Financing Cooperation.

5.17.1	Prior to the Closing Date, Sellers shall use commercially reasonable efforts to:

PURCHASE AND SALE AGREEMENT

A.    deliver to Buyer the Required Financial Information on or before the day that is thirty-five (35) days from the Execution Date (for the avoidance of doubt, the delivery of such Required Financial Information on or before the day that is thirty-five (35) days from the Execution Date shall not be subject to any commercial reasonableness qualifier applicable to this Section 5.17.1);
B.    cooperate, or cause its accountants to cooperate, with the Buyer in its preparation of the pro forma financial statements required pursuant to the Debt Commitment Letter and any customary comfort letters related thereto (provided, that, for the avoidance of doubt, the Sellers shall not be required to deliver or cause the delivery of any such comfort letter);
C.    request any consents of accountants for use of their reports in any materials relating to the Debt Financing; and
D.    provide monthly production and accounting lease operating statements in respect of the Properties promptly after they are prepared, and in any event, within thirty (30) days after the end of each applicable month ended at least thirty (30) days prior to the Closing Date (for the avoidance of doubt, the delivery of such monthly production and accounting lease operating statements shall not be subject to any commercially reasonableness qualifier applicable to this Section 5.17.1);
it being understood and agreed that all materials and information obtained by each Buyer Party pursuant hereto may be shared with the Debt Financing Sources; provided that this Section 5.17.1 shall not require travel or the obligation to incur any out-of-pocket Third Party costs by any of the subject Persons in order to comply with the terms hereof and that the Buyer will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, Sellers’ cooperation pursuant to this Section 5.17.1 shall be at the Buyer’s written request with reasonable prior notice to the Sellers, and no such cooperation by the Sellers shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement.

Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth Article 6, as applied to each Seller’s obligations under this Section 5.17.1, (other than with respect to each Seller’s obligations to deliver the Required Financial Information pursuant to Section 5.17.1(A) above or monthly production and lease operating statements pursuant to Section 5.17(D) above), shall be deemed to be satisfied unless the Financing contemplated by the Debt Commitment Letters has not been obtained as a direct result of any Seller’s willful breach of its obligations under this Section.

5.17.2
The Buyer shall promptly reimburse the Sellers and their Affiliates for all reasonable and documented internal and external costs and expenses, including any auditor and attorneys’ fees and expenses, incurred by the Sellers or their Affiliates to perform their respective obligations pursuant to the foregoing.

PURCHASE AND SALE AGREEMENT

5.18	Drilling Rig Contracts.

5.18.1
From and after the Execution Date and for a period of ninety (90) days from and after Closing, Sellers shall (a) use commercially reasonable efforts to cooperate with and assist Buyer in negotiating with the Drilling Rig Contract Counterparty to facilitate Buyer’s entering into a drilling rig contract with the Drilling Rig Contract Counterparty on substantially the same terms as Drilling Rig Contract 1 (effective at Closing or as soon as practicable thereafter and, for the avoidance of doubt, covering “Rig 571”) or (b) if the Drilling Rig Contract Counterparty consents to release Sellers from any liabilities under Drilling Rig Contract 1 arising following assignment, assign Drilling Rig Contract 1 (or any replacement thereof) to Buyer pursuant to one or more assignments in substantially the form of the Assignment (effective at Closing or as soon as practicable thereafter).

5.18.2
In the event that Closing occurs, Sellers shall (i) use commercially reasonable efforts to cooperate with and assist Buyer in negotiating with the Drilling Rig Contract Counterparty to facilitate Buyer’s entering into a drilling rig contract with the Drilling Rig Contract Counterparty on substantially the same terms as Drilling Rig Contract 2 on or before December 31, 2018 (for the avoidance of doubt, covering “Rig 580”) or (ii) if the Drilling Rig Contract Counterparty consents to release Sellers from any liabilities under Drilling Rig Contract 2 arising following assignment, assign Drilling Rig Contract 2 (or any replacement thereof) to Buyer pursuant to one or more assignments in substantially the form of the Assignment on or before December 31, 2018.

5.18.3	In the event of assignment to Buyer, each Drilling Rig Contract shall become a part of the Properties.

5.18.4
Notwithstanding anything else herein, Buyer shall be solely responsible for any mobilization costs arising out of the assignment or transfer to Buyer of (or replacement of the applicable rig under) Drilling Rig Contract 1 or Drilling Rig Contract 2.

5.19	FCC Licenses.

5.19.1
Within a reasonable period of time after the Execution Date, Buyer and Sellers shall file or cause to be filed with the FCC all appropriate applications required to be filed by Closing with respect to the assignment to Buyer of the FCC licenses to be conveyed to Buyer pursuant to the transactions contemplated herein (the “FCC Assignment Applications”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall (i) be in substantial compliance with Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such

PURCHASE AND SALE AGREEMENT

regulations or the Communications Act, or (ii) be responsive to a request of the FCC.

5.19.2
Buyer and Sellers shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer shall bear all expenses in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer and Sellers shall each use their commercially reasonable efforts to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC.

5.20	Production True-Up Payments.

5.20.1
For a period beginning on the Closing Date until December 31, 2018 (the “True-Up Period”), upon the last day of each calendar month during the True-Up Period (each such month-end, a “Determination Date”):

A.    If the Average Henry Hub Determination Price for such month is greater than $3.00, then the Buyer shall owe to the Sellers, with respect to such month (subject to Section 5.20.2) an amount in Dollars equal to the product of: (i) the True-Up Quantity, multiplied by (ii) the difference expressed in Dollars between (x) the Average Henry Hub Determination Price on such Determination Date, minus (y) $3.00 (the “Buyer True-Up Payments”).
B.    If the Average Henry Hub Determination Price for such month is less than $3.00, then the Sellers shall owe to the Buyer with respect to such month (subject to Section 5.20.2) an amount in Dollars equal to the product of: (i) the True-Up Quantity, multiplied by (ii) the difference expressed in Dollars between (x) $3.00, minus (y) the Average Henry Hub Determination Price on such Determination Date (the “Sellers True-Up Payments” and, together with the Buyer True-Up Payments, the “True-Up Payments”).

5.20.2
Any True-Up Payments owed by the Parties with respect to this Section 5.20 will be credited or debited against amounts owed amongst the Parties under the TSA for the month in which the Determination Date occurs, in accordance invoicing procedures in Section 8 of the TSA. In the event that the TSA is terminated (and the “Accounting Settlement Period” thereunder has completed) without all True-Up Payments having been accounted for, any remaining unaccounted for Buyer True-Up Payments or Seller True-Up Payments, as applicable, will be offset against the other, and the owing Party will pay and deliver such net amounts to the Party owed within ten (10) Business Days of the expiration of the True-Up Period.

5.20.3
“Average Henry Hub Determination Price” means, as determined with respect to a calendar month in which a Determination Date occurs, a number, expressed in Dollars to two decimal places, that is equal to such

PURCHASE AND SALE AGREEMENT

monthly “Dollars per Million Btu” figure reported by the U.S. Energy Information Administration on the natural gas “Spot Prices” chart (which chart may be accessed at the following link: https://www.eia.gov/dnav/ng/hist/rngwhhdM.htm or any successor source of the same information) for such calendar month in which a Determination Date occurs; provided, that, for the avoidance of doubt, and as an example calculation of the “Average Henry Hub Determination Price” for the month of June, 2018, such “Average Henry Hub Determination Price” for such month equals $2.97.

5.20.4
“True-Up Quantity” means a quantity of gas (in mmbtus per month) to be agreed by the Parties prior to Closing for each month of the True-Up Period based on the historic production from the Properties producing as of the Closing Date in the Ordinary Course of Business; provided, however, that (a) if the Parties fail to reach such agreement prior to Closing, the “True-Up Quantity” shall be deemed to be the quantity of gas set forth on Schedule 5.20 and (b) such quantity shall be prorated for the month in which the Closing Date occurs and shall be multiplied by a fraction, the numerator of which is the number of days in the period between the Closing Date and the Determination Date of the month in which the Closing Date occurs and the denominator of which is thirty (30).

5.21
Environmental Records. From the Execution Date until the second (2nd) anniversary of the Closing Date, Sellers shall (a) retain all Environmental Records and provide Buyer reasonable access thereto, and (b) provide periodic updates (and, in any event, prompt updates with respect to any notices or demands involving matter(s) of a material nature) to Buyer with respect thereto.

ARTICLE 6
BUYER’S CONDITIONS PRECEDENT

6.
Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

6.1.1
No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.1.2
No action will have been commenced by any Third Party against any Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

PURCHASE AND SALE AGREEMENT

6.1.3
The representations and warranties of the Sellers set forth in Article 3 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not (individually or in the aggregate) have a Material Adverse Effect (provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 6.1.3 and the Material Adverse Effect qualification contained in this Section 6.1.3 shall apply in lieu thereof);

6.1.4
The Sellers will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date;

6.1.5
The sum of all downward adjustments to the Purchase Price (without duplication) that would result from (a) all valid uncured Title Defects (net of upward adjustments for Title Benefits), (b) all unremediated Environmental Defects, (c) all Properties excluded pursuant to Section 5.1.1 (in each case of (a), (b) and (c), asserted in good faith by the Buyer pursuant to a timely delivered Defect Notice in accordance with Section 2.2), (d) all Properties excluded pursuant to Section 5.12.1, and (e) all Casualty Loss Amounts, when taken together will not exceed twenty percent (20%) of the unadjusted Purchase Price;

6.1.6
(a) HSR Approval shall have been obtained, and (b) CFIUS Approval shall have been obtained, and no requirements or conditions to mitigate any national security concerns shall have been imposed by CFIUS on Buyer that exceed the Mitigation Standard unless agreed to by Buyer in its sole and absolute discretion or as provided in the second proviso of Section 5.12.1;

6.1.7
(i) The Total Pref Right shall have been waived or the time for exercising the Total Pref Right shall have expired or (ii) the Total Pref Right shall have been exercised and Buyer has made a positive Non-Total Pref Properties Election and the closing under the Total PSA has occurred (or is set to occur on the same day as Closing hereunder); and

6.1.8
(i) The counterparties to the Midstream Agreements set forth on Exhibit D shall have agreed to the assignment of such Contracts to the Buyer or (ii) if some or all of the counterparties to the Midstream Agreements set forth on Exhibit D have not agreed to the assignment of such Contracts to the Buyer, the Sellers shall have agreed to hold any such Midstream Agreements for the benefit of the Buyer until they are assigned to the Buyer (or they otherwise terminate) on the terms and conditions of the

PURCHASE AND SALE AGREEMENT

Midstream Pass-Through Arrangement pursuant to Section 5.13.2; provided, however, that, for purposes of this Section 6.1.8 and Section 7.1.8 only, either Party may, from time to time prior to Closing, propose to the other Party that a Contract be deemed removed from Exhibit D, and if such other Party consents (such consent not to be unreasonably withheld) to such removal, such Contract shall be deemed removed for such purposes.
ARTICLE 7
SELLERS’ CONDITIONS PRECEDENT

7.
Sellers’ Conditions Precedent. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

7.1.1
No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.1.2
No action will have been commenced by any Third Party against any Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

7.1.3
The representations and warranties of the Buyer set forth in Article 4 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not (individually or in the aggregate) have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 7.1.3 and the materiality qualification contained in this Section 7.1.3 shall apply in lieu thereof;

7.1.4
The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.1.5	The sum of all downward adjustments to the Purchase Price (without duplication) that would result from (a) all valid uncured Title Defects (net

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of upward adjustments for Title Benefits), (b) all unremediated Environmental Defects, (c) all Properties excluded pursuant to Section 5.1.1 (in each case of (a), (b) and (c), asserted in good faith by the Buyer pursuant to a timely delivered Defect Notice in accordance with Section 2.2), (d) all Properties excluded pursuant to Section 5.12.1, and (e) all Casualty Loss Amounts, when taken together will not exceed twenty percent (20%) of the unadjusted Purchase Price;

7.1.6
(a) HSR Approval shall have been obtained, and (b) CFIUS Approval shall have been obtained, and no requirements or conditions to mitigate any national security concerns (other than as provided in the second proviso of Section 5.12.1) shall have been imposed by CFIUS on the Sellers, unless agreed to by the Sellers in their sole and absolute discretion;

7.1.7
(i) The Total Pref Right shall have been waived or the time for exercising the Total Pref Right shall have expired or (ii) the Total Pref Right shall have been exercised and Buyer has made a positive Non-Total Pref Properties Election and the closing under the Total PSA has occurred (or is set to occur on the same day as Closing hereunder); and

7.1.8
Subject to the proviso in Section 6.1.8, (i) the counterparties to the Midstream Agreements set forth on Exhibit D shall have agreed to the assignment of such Contracts to the Buyer or (ii) if some or all of the counterparties to the Midstream Agreements set forth on Exhibit D have not agreed to the assignment of such Contracts to the Buyer, the Sellers shall have agreed to hold any such Midstream Agreements for the benefit of the Buyer until they are assigned to the Buyer (or they otherwise terminate) on the terms and conditions of the Midstream Pass-Through Arrangement pursuant to Section 5.13.2.

ARTICLE 8
CLOSING

8.
The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of Shearman & Sterling, LLP, 1100 Louisiana Street, Suite 3300, Houston, Texas 77002 on October 9, 2018 (the “Target Closing Date”) (provided, that, if the Closing has not occurred by October 27, 2018, and the Total Pref Right becomes exercisable again with respect to the transactions contemplated under this Agreement (such date being the 91st day following the Execution Date), the “Target Closing Date” shall be automatically changed to November, 16, 2018), or on such date as the Buyer and the Sellers may agree upon in writing; provided that if the conditions to Closing in Article 6 and Article 7 (other than those conditions which by their nature are to be satisfied at the Closing) have not yet been satisfied or waived by the Target Closing Date, then subject to the Parties’ rights under Article 12, Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived. The date on which the Closing actually occurs shall be the “Closing Date.” The Parties may, by mutual written consent, change the Closing Date to any other date that they may agree upon.

PURCHASE AND SALE AGREEMENT

8.1
Buyer’s Deliveries. On the Closing Date, and subject to the simultaneous performance by the Sellers of their obligations under Section 8.2, the Buyer will deliver or cause to be delivered the following items:

8.1.1
Purchase Price; Escrow Payment. The Purchase Price to the Sellers as directed in writing by the Sellers (as adjusted pursuant to Section 2.8 and less the Deposit) and any payments required pursuant to Section 2.1.3 to the Escrow Agent;

8.1.2
Assignments. An original counterpart of the (a) Assignment for each county in which Real Property Interests and Wells are located, and covering the Properties (other than the Surface Assets, Mineral Interests and those Properties to be excluded in accordance with the terms hereof) in recordable form, (b) the Surface Deed for each county in which the Surface Assets are located, and covering the Surface Assets and (c) the Mineral Deed for each county in which the Mineral Interests are located, and covering the Mineral Interests;

8.1.3
Operatorship. To the extent required under any Law or Governmental Authority for any federal or state lease, the Buyer shall execute and deliver forms prescribed by the applicable Governmental Authorities to transfer status of operatorship of those Properties which such Seller or its Affiliate operates from a Seller or its Affiliate to the Buyer or the Buyer’s designee;

8.1.4	Closing Statement. A duly executed Closing Statement;

8.1.5
Officer’s Certificate. A duly executed certificate from an officer of the Buyer certifying on behalf of the Buyer that the conditions set forth in Section 7.1.3 and Section 7.1.4 have been fulfilled by the Buyer;

8.1.6	Transition Services Agreement. A duly executed counterpart of the TSA;

8.1.7	Novation Agreements. Duly executed counterparts of the Novation Agreements;

8.1.8	Core Access Agreement. A duly executed counterpart of the Core Access Agreement;

8.1.9	Midstream Assignments. Duly executed counterparts of the Midstream Assignments;

8.1.10	Joint Written Instruction. A duly executed joint written instruction to the Escrow Agent to release the Deposit; and

8.1.11
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Sellers and are reasonably required to consummate the transactions contemplated by this Agreement.

PURCHASE AND SALE AGREEMENT

8.2
Sellers’ Deliveries. On the Closing Date, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.1, each Seller will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

8.2.1
Assignments. An original counterpart of the (a) Assignment for each county in which Real Property Interests and Wells are located, and covering the Properties (other than the Surface Assets, Mineral Interests and those Properties to be excluded in accordance with the terms hereof) in recordable form, (b) the Surface Deed for each county in which the Surface Assets are located, and covering the Surface Assets and (c) the Mineral Deed for each county in which the Mineral Interests are located, and covering the Mineral Interests;

8.2.2	Certificate of Non-Foreign Status. A certificate of non-foreign status, in substantially the form of the attached Exhibit B-4, executed by an authorized officer of each Seller;

8.2.3	Closing Statement. A duly executed Closing Statement;

8.2.4
Officer’s Certificate. A duly executed certificate from an officer of each Seller certifying on behalf of such Seller that the conditions set forth in Section 6.1.3 and Section 6.1.4 have been fulfilled by such Seller;

8.2.5	State and Federal Lease Assignments. All assignments, on appropriate forms, of state and of federal leases comprising portions of the Properties, duly executed by the Sellers;

8.2.6	Transition Services Agreement. A duly executed counterpart of the TSA;

8.2.7	Novation Agreements. Duly executed counterparts of the Novation Agreements;

8.2.8	Core Access Agreement. A duly executed counterpart of the Core Access Agreement;

8.2.9	Midstream Assignments. Duly executed counterparts of the Midstream Assignments;

8.2.10	CHK Parent Guaranty. A duly executed CHK Parent Guaranty;

8.2.11	Joint Written Instruction. A duly executed joint written instruction to the Escrow Agent to release the Deposit;

PURCHASE AND SALE AGREEMENT

8.2.12
Releases. Duly executed and acknowledged (where applicable) releases and terminations of any mortgages, deeds of trust, security interests, and other arrangements substantially equivalent thereto put in place by a Seller or its Affiliates and, in each case, burdening such Seller’s interest in any of the Properties in support of existing amounts due and payable by a Seller or its Affiliates, in sufficient counterparts to facilitate recording in each county in which the Properties are located, as applicable, or (for terminations of financing statements) filing with the Secretary of State in the state where the applicable Seller is organized; and

8.2.13
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3	Post-Closing Adjustments. The Buyer and the Sellers agree that the Purchase Price will be further adjusted after the Closing Date in accordance with the provisions of Article 2 of this Agreement.

8.4
Post-Closing Deliveries. At the Buyer’s sole cost and expense, the Sellers shall deliver to the Buyer the Records as promptly as practicable, but no later than thirty (30) days after the termination of the TSA.

ARTICLE 9
PRESS RELEASES

9.
Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party from issuing or making a public announcement or statement if such Party, upon advice of counsel, deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall first be followed.

ARTICLE 10
INDEMNIFICATION

10.	Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1	Assumed Obligations. Upon the consummation of the Closing, the Buyer will assume all of the Assumed Obligations.

PURCHASE AND SALE AGREEMENT

10.2
Sellers’ Indemnification. From and after the Closing, the Sellers shall pay, defend, indemnify, reimburse and hold harmless the Buyer, its Affiliates and each of their respective directors, partners, members, managers, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and reasonable attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties to the extent arising out of or in connection with: (a) any (i) breach of or default in any representation or warranty of the Sellers set forth in Article 3 or confirmed in any certificate delivered by the Sellers at Closing or (ii) failure by a Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 12.1 of this Agreement; (b) any of the Retained Liabilities; and (c) any breach of the Special Warranty or the limited warranties of title in the Mineral Deed and Surface Deed.

10.3
Buyer’s Indemnification. From and after the Closing, the Buyer shall pay, defend, indemnify, reimburse and hold harmless the Sellers, their Affiliates and each of their respective directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and reasonable attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties to the extent arising out of or in connection with (excluding, for purposes of certainty, any matters for which Sellers are obligated (or, upon the delivery of a claim notice, would otherwise be obligated) hereunder to indemnify the Buyer Indemnified Parties at the time the relevant claim notice is presented): (a) any (i) breach of or default in any representation or warranty of the Buyer set forth in this Agreement or confirmed in any certificate delivered by the Buyer at Closing or (ii) failure by the Buyer to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 12.1 of this Agreement; and (b) any of the Assumed Obligations.

10.4
Indemnification Procedure. If any indemnified party (i.e., the relevant Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable) discovers or otherwise becomes aware of the basis for an indemnification claim arising under this Agreement, such party will promptly give written notice to the indemnifying party (i.e., the Party obligated hereunder to provide an indemnity to the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable), specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made

PURCHASE AND SALE AGREEMENT

against any indemnifying party, the indemnified party will give written notice to the indemnifying party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby.

10.5
Defense. If any action discussed in Section 10.4 is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has failed to assume and diligently prosecute the defense of such claim. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel, the expenses of such defense to be paid by the indemnifying party. As a condition to the indemnifying party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. Further, the Sellers shall not consent to entry of any judgment or enter into any settlement with respect to a Retained Litigation Matter that adversely affects the Properties in any material manner or respect for any time period from and after the Effective Time, without first consulting with the Buyer and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such matter; provided, that, for the avoidance of doubt, any such adverse effect on the Properties for any time period from and after the Effective Time arising from the settlement of any such Retained Litigation Matter shall constitute a Retained Liability. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.6	Certain Limitations on Indemnity Obligations.
10.6.1
A.    No individual claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) shall be made hereunder unless such individual claim exceeds an amount equal to One Hundred Thousand Dollars ($100,000) (each an “Individual Claim”).

PURCHASE AND SALE AGREEMENT

In addition, no claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) shall be made hereunder until the total of all Individual Claims exceeds two percent (2.0%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of the Buyer’s or the Buyer Indemnified Parties’ Individual Claims pursuant to Section 10.2(a)(i) exceed the Basket, then the Sellers’ obligations under Section 10.2(a)(i) shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket.
B.    All of the representations and warranties set forth in this Agreement or confirmed in any certificate delivered at Closing that are qualified as to “material,” “materiality,” “material respects,” “material adverse effect,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for the purposes of determining whether a claim exceeds the Individual Claim threshold or Basket. Further, the determination hereunder of whether any breach or default of a representation or warranty confirmed in a certificate delivered by Buyer pursuant to Section 8.2.4 shall be made without regard to the Material Adverse Effect qualification that appears at the end of Section 6.1.3 and the proviso at the end of such Section.
C.    Notwithstanding anything to the contrary (including the foregoing), the limitations in this Section 10.6.1 shall not apply to Fundamental Representations.

10.6.2
Except with respect to Tax liabilities, notwithstanding anything in this Agreement to the contrary, in no event will the Sellers’ aggregate liability (i) under Section 10.2(a)(i) (other than Fundamental Representations, to which this clause (i) shall not apply) exceed twelve and one half percent (12.5%) of the unadjusted Purchase Price or (ii) under or by reason of this Agreement or any of the transactions contemplated hereby exceed the unadjusted Purchase Price.

10.6.3
The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies.  Likewise, each Seller Indemnified Party or Buyer Indemnified Party, as applicable, shall use commercially reasonable efforts to mitigate his, her or its respective Liabilities upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Liabilities that are indemnifiable hereunder.

10.6.4
Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 12, Section 2.2.13, Section 2.4.4, Section 5.1.2, Section 5.6, Section 5.14.4, Section 5.14.6, Section 11.2.5, Section 13.26, and Section 13.27, this Article 10 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the Special Warranty, breaches of the representations and warranties contained in Article 3 and Article 4 or confirmed in any certificate delivered at Closing, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each

PURCHASE AND SALE AGREEMENT

Party at Closing pursuant to Sections 8.1.5 or 8.2.4, as applicable.  Except for the remedies contained in this Article 10 and for the rights of the Parties under Article 12, Section 2.2.13, Section 2.4.4, Section 5.1.2, Section 5.6, Section 5.14.4, Section 5.14.6, Section 11.2.5, Section 13.26 and Section 13.27, each Party (on behalf of itself, each of the other Buyer Indemnified Parties or the other Seller Indemnified Parties, as applicable, and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, Liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under the CERCLA, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, and rights under agreements between any Party, as applicable, and any Persons who are Affiliates of such Party, as applicable, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING, IN EACH CASE, INSTANCES OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY RELEASED PERSON.

10.6.5
Notwithstanding anything stated herein to the contrary, no Party will have any liability to another Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which (and to the extent) a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement. For the avoidance of doubt, claims for Title Defects or Environmental Defects made pursuant to Section 2.2, whether or not resulting in a Purchase Price adjustment, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.6 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.6.

10.6.6
Notwithstanding anything to the contrary contained in this Agreement, if any Party elects to proceed with the Closing with knowledge by such Party of any failure of the condition set forth in Section 6.1.3 or Section 7.1.3, as applicable, to be satisfied in its favor as a result of a breach of any representation and warranty by the other Party, then such condition (to the extent of, and only with respect to, the matter directly causing or resulting in such failed condition) that is unsatisfied and such representation and warranty (to the extent of, and only with respect to, the matter directly causing or resulting in such breach) that is breached will be deemed waived by such Party, and such Party shall be deemed to fully release and

PURCHASE AND SALE AGREEMENT

forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to such condition, representation or warranty (to the extent of, and only with respect to, the matter directly causing or resulting in such failed condition or breach), in each case, if, and only if, the matter(s) that directly caused or resulted in such failed condition or breach of representation and warranty first occurred during the period between the Execution Date and the Closing Date.

10.6.7
Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled hereunder must (and can only) be asserted by and through a Seller or the Buyer, as applicable, pursuant to the terms of this Article 10; and, for the avoidance of doubt, no Seller Indemnified Party or Buyer Indemnified Party other than the Parties shall have rights against either a Seller or the Buyer under the terms of this Article 10 except as may be exercised on its behalf by the Buyer or a Seller, as applicable, pursuant to this Article 10.  The Parties may elect to exercise or not exercise indemnification rights under this Article 10 on behalf of the other Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, in its sole discretion and shall have no liability to any such other Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, for any action or inaction under this Article 10.

10.7
EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 10.2 OR 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

ARTICLE 11
BOOKS AND RECORDS

11.	Preservation of Books and Records; Financial Statements.

11.1	Preservation of Books and Records. Except as provided in Section 5.6.6, for a period of five (5) years after the Closing Date, the Buyer will, using procedures

PURCHASE AND SALE AGREEMENT

consistent with its current record retention procedures, preserve and retain all books and records in its possession that relate to the Properties including any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Properties prior to the Closing Date. During such five (5) year period, the Buyer agrees to provide the Sellers and their agents and representatives with reasonable access to such books and records upon reasonable notice and at reasonable times, to the extent that such books and records are in the possession of the Buyer and not any of the Sellers (and to the extent doing so is not in violation of any Contracts or Laws or results in the waiver of any protections).

11.2	Financial Statements.

11.2.1
Sellers acknowledge that Buyer and its Affiliates may be required to include financial statements and other financial information related to the Properties, including carve-out financial statements related to the Properties, as of and for the years ended December 31, 2017 and 2016 and financial statements for any interim periods ending on or prior to the Closing and the supplemental disclosures of oil and gas required by Accounting Standards Codification Topic 932-235-50-2 for any such periods (collectively, the “Financial Statements”), and that such Financial Statements may be required to be audited or reviewed in accordance with GAAP and may need to comply with the requirements of the Securities Exchange Commission for inclusion or incorporation by reference into one or more registration statements, reports or other documents (collectively, “SEC Documents”) required to be filed by Buyer or its Affiliates under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules set forth in Regulation S-X, or other rules promulgated thereunder or in an offering memorandum relating to a private placement of securities exempt from registration under the Securities Act (“Offering Document”). From and after the Closing Date until the second anniversary thereof, Sellers shall, shall cause their Affiliates to, and shall use commercially reasonable efforts to cause their accountants and counsel to, cooperate with Buyer, its Affiliates and their respective agents, advisors and representatives in their effort to prepare the Financial Statements to the extent that Sellers or such other Persons has information available or can obtain such information using commercially reasonable efforts. Further, from and after the Closing Date until the second anniversary thereof and following reasonable advance notice from Buyer to Sellers, Sellers shall, shall cause their Affiliates to, and shall use commercially reasonable efforts to cause their accountants and counsel to, provide reasonable access during normal business hours to Buyer and its Affiliates and their agents and advisors to any and all books, records, information and documents if reasonably required by Buyer or its Affiliates in connection with the creation and audit or review of the Financial Statements. Sellers shall use commercially reasonable efforts to cause its independent public accountants (the “Seller Auditor”) to

PURCHASE AND SALE AGREEMENT

cooperate with Buyer in the creation and audit or review of the Financial Statements. Buyer shall be responsible, and obligated to promptly reimburse Sellers, for any and all reasonable external and internal costs and expenses incurred by Sellers or their Affiliates to the extent associated with the preparation of the Financial Statements pursuant to this Section 11.2 and otherwise complying with the provisions of this Section 11.2.

11.2.2
To the extent reasonably requested by Buyer, from and after Closing until February 15, 2021, Sellers shall use their commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit or review used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Sellers and their Affiliates as may be required in connection with the preparation and audit or review of the Financial Statements or delivery of a “comfort letter” for a securities offering by Buyer or its Affiliates and solely to the extent directly related to the Financial Statements; provided, that Buyer shall provide customary indemnity for any officer or employee of Sellers or their Affiliates executing any such representation letter. To the extent requested by Buyer, from and after Closing until the second anniversary thereof, Sellers shall use their commercially reasonable efforts to cause each independent audit firm that audits or reviews the Financial Statements to provide consents necessary for the inclusion or incorporation by reference of the Financial Statements in any SEC Document or any Offering Document in which the Financial Statements are required to be included or incorporated.

11.2.3
Requests by Buyer for cooperation, access and documentation pursuant to this Section 11.2 shall be given with reasonable specificity and with reasonable advance notice to Sellers so as to not unreasonably interfere with any of Sellers’ or any of Sellers’ representatives’ conduct of business. In no event shall Sellers’ obligations under this Section 11.2 (a) require any Seller to create or obtain information or records that are not reasonably available to such Seller or its Affiliates or (b) interfere with Sellers’ ability to prepare their own financial statements or their regular conduct of business.

11.2.4
For a period of two (2) years following the Closing Date, Sellers shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to retain all books, records, information and documents in their or their Affiliates’ possession that are necessary to prepare and audit the Financial Statements, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.

11.2.5	Except for the express representations and warranties of such Seller in Article 3, the representations and warranties confirmed in the certificate

PURCHASE AND SALE AGREEMENT

delivered at Closing by the Sellers pursuant to Section 8.2.4, and the Special Warranty and subject and without prejudice to the Buyer’s indemnification rights under Article 10: (a) all of the information provided by Sellers or their Affiliates pursuant to this Section 11.2 is given without any representation or warranty, express or implied, regarding the completeness or accuracy of such information, and no Seller Indemnified Parties shall have any liability or responsibility with respect thereto; (b) Buyer, for itself and for its Affiliates, hereby releases, remises and forever discharges each Seller Indemnified Party from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which any of Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the completeness or accuracy of any information provided by any Seller pursuant to this Section 11.2; and (c) from and after Closing, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all claims, liabilities, losses, costs and expenses (including court costs, expert fees and reasonable attorneys’ fees), based on, relating to or arising out of the completeness, accuracy or use of any information provided by any Seller pursuant to this Section 11.2, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.
ARTICLE 12
TERMINATION

12.	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

12.1	Right to Terminate. Subject to Section 12.2, this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:

12.1.1	by mutual consent of the Sellers and the Buyer;

12.1.2
by the Buyer, if the Sellers have materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Article 6 not to be satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, the Sellers shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1.2 shall not become effective unless the Sellers fail to cure such breach prior to the

PURCHASE AND SALE AGREEMENT

earlier of (a) the end of such ten (10) day period and (b) one (1) Business Day prior to the Outside Date;

12.1.3
by the Sellers, if the Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1.3 shall not become effective unless the Buyer fails to cure such breach prior to the earlier of (a) the end of such ten (10) day period and (b) one (1) Business Day prior to the Outside Date;

12.1.4	by the Sellers if the Buyer fails to pay the Deposit on or before 5:00 p.m. (Central Time) on the second (2nd) Business Day after the Execution Date;

12.1.5	by the Sellers or the Buyer if the Closing shall not have occurred on or before December 31, 2018 (the “Outside Date”); or

12.1.6	by the Buyer applicable pursuant to Schedule 2.4.4;
provided that a Party may not terminate this Agreement pursuant to Sections 12.1.2 or 12.1.3 above if such Party is, at such time, in material breach of this Agreement, and provided, further, that a Party may not terminate this Agreement pursuant to Section 12.1.5 above if the Closing has not occurred as a result of the terminating Party’s breach of this Agreement.

12.2
Effect of Termination. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 12.3, on the termination of this Agreement the Deposit will be refunded to the Buyer.  If this Agreement is terminated in accordance with Section 12.1, the provisions contained in this Section 12 and in Sections 1.2, 2.4.4 (as to only the Buyer Pref Termination Right and the payment of the Total Pref Right Break-fee, as set forth in Schedule 2.4.4), 5.1.2, 5.14), 9, 11.2.5, 13.1, 13.2, 13.5 - 13.18, 13.22, 13.25, 13.27 - 13.29 and such defined terms in Article 1 as may be required to give meaning to such sections, and the Confidentiality Agreement, shall survive such termination of this Agreement.  Except as set forth in Section 12.3.1, no termination of this Agreement under Section 12.1 shall relieve any Party of liability for any material breach of this Agreement arising prior to such termination. For the avoidance of doubt, in the event of termination of this Agreement, no Debt Financing Source will have any liability to any Seller, any of its or their respective Affiliates or any of its or their direct or indirect stockholders hereunder or otherwise relating to or arising out of the transactions contemplated hereunder (including for any willful and material breach); provided that the foregoing shall not preclude any liability of any Debt Financing Source to the

PURCHASE AND SALE AGREEMENT

Buyer under the terms of any commitment letter, purchase agreement or definitive documentation with respect to the Financing, as applicable.

12.3	Distribution of Deposit Upon Termination.

12.3.1
If this Agreement is terminated by the Sellers pursuant to Section 12.1.3 or Section 12.1.5 (and at such time the Buyer does not have the right to terminate this Agreement pursuant to Section 12.1) and the Sellers have performed or are ready, willing and able to perform all of their agreements and covenants contained herein which are to be performed or observed at or prior to Closing, the Sellers may receive the Deposit as liquidated damages and as the Sellers’ sole and exclusive remedy for any breach or failure to perform by the Buyer under this Agreement, and all other remedies (except those under Section 5.1.2 and the Confidentiality Agreement, which shall remain in full force and effect) are hereby expressly waived by the Sellers.  Subject to an election by the Sellers under Section 12.3.2, the Sellers and the Buyer agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and the Sellers and the Buyer agree that such amount would be a reasonable estimate of the Sellers’ loss in the event of any such breach or failure to perform by the Buyer.  Upon such termination, the Sellers shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement, and no later than one (1) Business Day of such termination, the Parties shall deliver joint written instructions to the Escrow Agent requesting for it to immediately release the Deposit to the Sellers.

12.3.2
If the Sellers have the right to terminate this Agreement pursuant to Section 12.1.3 or Section 12.1.5 (and at such time the Buyer does not have the right to terminate this Agreement pursuant to Section 12.1) and the Sellers have performed or are ready, willing and able to perform all of their agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then, in lieu of termination of this Agreement, the Sellers shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate the Sellers if the Sellers determine the same in their sole discretion.  If the Sellers elect to seek specific performance of this Agreement pursuant to this Section 12.3.2, the Deposit shall be held by the Escrow Agent, not as liquidated damages, until a non-appealable final judgment or award on the Sellers’ claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Article 2 of this Agreement.

12.3.3	If this Agreement is terminated by the Buyer pursuant to Section 12.1.2 or 12.1.5 (and at such time the Sellers do not have the right to terminate this

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Agreement pursuant to Section 12.1) and the Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then, no later than one (1) Business Day of such termination, the Parties shall deliver joint written instructions to the Escrow Agent requesting for it to immediately release the Deposit to the Buyer (free of any claims by the Sellers or any other Person with respect thereto) and the Buyer shall be entitled to seek money damages from the Sellers available at Law for the Sellers’ applicable breach of this Agreement, as the Buyer’s sole and exclusive remedy for any breach or failure to perform by the Sellers under this Agreement, and all other remedies (except under the Confidentiality Agreement and any other provisions of this Agreement that survive termination hereof, including Section 2.4.4 (as to only the Buyer Pref Termination Right and the payment of the Total Pref Right Break-fee, as set forth in Schedule 2.4.4), which shall remain in full force and effect) are hereby expressly waived by the Buyer, and the Sellers shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

12.3.4
If the Buyer has the right to terminate this Agreement pursuant to Section 12.1.2 or Section 12.1.5 (and at such time the Sellers do not have the right to terminate this Agreement pursuant to Section 12.1) and the Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then, in lieu of termination of this Agreement, the Buyer shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate the Buyer if the Buyer determines the same in its sole discretion.  If the Buyer elects to seek specific performance of this Agreement pursuant to this Section 12.3.4, the Deposit shall be held by the Escrow Agent, until a non-appealable final judgment or award on the Buyer’s claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Article 2 of this Agreement.

12.3.5
If this Agreement terminates for reasons other than those set forth in Section 12.3.1 or Section 12.3.3 (unless termination has occurred pursuant to Section 12.1.4), no later than one (1) Business Day of such termination, the Parties shall deliver joint written instructions to the Escrow Agent instructing it to deliver the Deposit to the Buyer, free of any claims by the Sellers or any other Person with respect thereto, and each Party shall have no further Liability hereunder of any nature whatsoever to the other Party (except under the Confidentiality Agreement and any other provisions of this Agreement that survive termination hereof, including Section 2.4.4 (as to only the Buyer Pref Termination Right and the payment of the Total

PURCHASE AND SALE AGREEMENT

Pref Right Break-fee, as set forth in Schedule 2.4.4), which shall remain in full force and effect), and the Sellers shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

12.4
Buyer Indemnification Support. If, prior to the return of the Deposit to Buyer pursuant to this Article 12, Sellers have asserted any indemnification claim against Buyer pursuant to this Agreement which is at that time unsatisfied (for purposes of this Section 12.4, the amount of any such unsatisfied claim being the “indemnity claim amount”), then, notwithstanding anything else herein to the contrary, the Parties shall only be required to deliver joint written instructions to the Escrow Agent to deliver the Deposit less the indemnity claim amount to Buyer and the Escrow Agent shall retain the indemnity claim amount from the Deposit pursuant to the terms of this Section 12.4. Upon final resolution or determination of all such claims of Sellers, the Parties shall deliver joint instructions to the Escrow Agent to release to Sellers the aggregate amount payable (if any) to Sellers to satisfy such finally resolved or determined claims and the remaining portion of the Deposit, if any, shall be released to Buyer.

ARTICLE 13
MISCELLANEOUS

13.	Miscellaneous. It is further agreed as follows:

13.1
Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth herein), or on any equitable grounds. Without limiting the foregoing, time is of the essence of this Agreement. If the date specified in this Agreement for giving any notice or taking any action, including the tendering of any payment hereunder, is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice, taking such action, or making such payment (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

13.2
Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon an affirmative

PURCHASE AND SALE AGREEMENT

reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Sellers:	Chesapeake Exploration, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Bryan Lemmerman Telephone: (405) 935-1818 Email: bryan.lemmerman@chk.com
With a copy to (which will not constitute notice):
Chesapeake Exploration, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. James R. Webb Telephone: 405-935-9594 Email: jim.webb@chk.com
To the Buyer:	EAP Ohio, LLC 675 Bering Drive, Suite 360 Houston, Texas 77057 Attention: Mr. Michael Magilton Telephone: 281-254-7043 Email: mmagilton@encinoenergy.com

With a copy to (which will not constitute notice):
EAP Ohio, LLC 675 Bering Drive, Suite 360 Houston, Texas 77057 Attention: Mr. Hardy Murchison Telephone: 713-805-6440 Email: hardy@encinoenergy.com
Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

13.3
Survival. The respective representations and warranties of the Sellers contained in Article 3 of this Agreement or confirmed in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto, subject to the proviso below) (other than the Fundamental Representations and the representations and warranties set forth in Section 3.5, in each case, which shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations) will survive the Closing for a

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period of twelve (12) months after the Closing Date and shall thereafter be of no further force or effect (the “Expiration Date”). The Special Warranty and the limited warranties of title in the Mineral Deed and Surface Deed (together with the indemnification rights with respect thereto, subject to the proviso below) will survive for a period of twenty-four (24) months from and after the Closing Date. Covenants to be performed at or prior to Closing shall terminate twelve (12) months after the Closing Date and covenants to be performed after Closing shall survive until performed. The remainder of this Agreement shall survive the Closing without time limit, except as may otherwise be expressly provided herein. The intended effect of the expiration or termination of representations, warranties, covenants, agreements and the Special Warranty (and the indemnification rights with respect thereto, subject to the proviso below) is to bar, from and after the date of expiration or termination, any claim or cause of action based on (a) the alleged inaccuracy of such representation or breach of such warranty (including the Special Warranty), (b) the alleged breach or failure to fulfill such covenant or agreement, or (c) claims for indemnity with respect to clauses (a) and (b) above; provided, however, that, notwithstanding anything to the contrary, any representation, warranty, covenant or agreement as to which a claim shall have been asserted prior to the Expiration Date or its termination date, as applicable, shall survive solely with respect to such claim until such claim and the indemnity with respect thereto are resolved.

13.4
Cooperation. After Closing, the Parties agree to execute and deliver, or cause their respective Affiliates to execute and deliver, such documents and do, or cause to be done, such other acts as reasonably requested by any Party to this Agreement for (a) carrying out the purposes of this Agreement, it being the intent of the Sellers to transfer, assign, and convey unto the Buyer all of the collective right, title and interest of each Seller and its respective Affiliates in the Properties and (b) transferring to the Buyer any interest or asset located within the Target Area of Affiliates of the Sellers that would otherwise constitute a Property hereunder were such Affiliates joined hereto as Sellers (which thereafter shall constitute “Properties” for all purposes hereof).

13.5
No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Article 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a Third Party beneficiary of this Agreement; provided, however, that notwithstanding the foregoing, the Debt Financing Sources, their Affiliates and their respective Representatives shall be express third party beneficiaries of, and shall be entitled to enforce (and entitled to rely upon), Section 12.2, this Section 13.5, Section 13.7, Section 13.8, Section 13.11, Section 13.27, Section 13.28, and Section 13.29.

13.6	Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any

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right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

13.7
CHOICE OF LAW; VENUE. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES WILL BE INTERPRETED, CONSTRUED, GOVERNED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY RULES OR PRINCIPLES OF CONFLICTS OF LAW THAT MIGHT OTHERWISE REFER TO OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, THAT WITH RESPECT TO ANY ACTION INCLUDING THE DEBT FINANCING SOURCES, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN. THE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE HARRIS COUNTY, TEXAS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.

13.8
JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN HARRIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE RESOLUTION OF ANY CURABLE DEFECTS, DISPUTED TITLE OR ENVIRONMENTAL DEFECTS, OR TITLE BENEFITS PURSUANT TO SECTION 2.2.12, OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 2.9 IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN HARRIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS). EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR

PURCHASE AND SALE AGREEMENT

IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE DEBT FINANCING SOURCES, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE FINANCING OR IN RESPECT OF ANY DEFINITIVE DOCUMENTATION IN RESPECT THEREOF OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 13.16 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING.

13.9
Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, the Assignment, the Surface Deed, the Mineral Deed and the other documents contemplated by this Agreement, together with the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

13.10
Assignment. Except as contemplated in Section 13.19, it is agreed that no Party may assign this Agreement in whole or in part without the express written consent of Sellers (in the case of Buyer) or Buyer (in the case of any Seller), as the case may be, and no such assignment under Section 13.19 shall be deemed to have released the assigning Party from any of its obligations under this Agreement. The restrictions on or requirements for assignment in this Section 13.10 shall not limit or apply to the Buyer’s (or its successors or assigns) ability to assign all or part of its interest in the Properties after Closing (including, for collateral security purposes, to the Debt Financing Sources).

13.11
Amendment. Neither this Agreement, nor any of the provisions hereof may be amended, supplemented, changed, waived, discharged, or terminated, except by an instrument in writing signed by all Parties. Any waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of another’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future or continuing waiver of the same obligation or a waiver of any future default. Notwithstanding anything to the contrary in this Section 13.11 or in Article 12, (i) this Agreement may not be amended, supplemented or modified with respect to Section 12.2, Section 13.5, Section 13.7, Section 13.8, this Section 13.11, Section 13.27, Section 13.28, Section 13.29 or the definition of “Debt Financing Sources”, and (ii) no term or condition of this Agreement with respect to Section 13.5, Section 13.7, Section 13.8, this Section 13.11, Section 13.27, Section 13.28, Section 13.29

PURCHASE AND SALE AGREEMENT

or the definition of “Debt Financing Sources” may be waived by any Party, in the case of each of clauses (i) and (ii), to the extent such amendment, supplement, modification or waiver would modify the substance of such sections, in a manner that impacts the express rights of the Debt Financing Sources without the written consent of the Debt Financing Sources.

13.12
Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future Law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

13.13
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, the Party to such action or proceeding that does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

13.14
Counterparts; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which when combined shall constitute but one agreement. The execution and delivery of this Agreement by any Party may be evidenced by electronic transmission (including scanned documents delivered by email), which shall be binding upon any Party so executing.

13.15
LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF BUYER, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF BUYER AND SELLERS, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

13.16
WAIVER OF JURY TRIAL. EACH OF THE BUYER AND THE SELLERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH.

PURCHASE AND SALE AGREEMENT

13.17
Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive arms-length negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party and any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

13.18
Schedules. The inclusion of any information (including Dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by a Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of such Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract or that a matter does, or may have a Material Adverse Effect). Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate.

13.19
Possible Exchange. Each Seller reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Code, and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, such Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37). In addition, should a Seller choose to structure the transaction provided under the terms of this Agreement as a non-simultaneous like-kind exchange, the Buyer agrees to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind-exchange; provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or in connection with the exchange requested by a Seller. Buyer and Sellers acknowledge and agree that any assignment of rights under this Agreement to a Qualified Intermediary shall not release either Party from any of its liabilities and obligations to the other Party under this Agreement, and that neither Party represents to the other Party that any particular Tax treatment will be given to any Party as a result thereof. In no event will either Party be liable to the other for any failure of any transaction to qualify for like-kind treatment under Section 1031 of the Code.

13.20
Confidentiality. The Buyer acknowledges that, pursuant to its right of access to the Records and the Properties, as set forth in Section 5.1, the Buyer will become privy to confidential and other information of the Sellers and that such confidential information shall be held confidential by the

PURCHASE AND SALE AGREEMENT

Buyer and the Buyer’s representatives in accordance with the terms of the Confidentiality Agreement and this Section 13.20. To the extent not in conflict with any information sharing obligations under the Contracts or Sellers’ contracts in place as of the Execution Date, from the Execution Date until the termination of the TSA and for a period of one (1) year thereafter, Sellers agree not to disclose to Third Parties geological, seismic, land (to the extent not of public record or part of a “virtual courthouse” (other than information that discloses lease expiration dates, unless already of record) of Sellers), and other proprietary data related to the Properties, unless (i) the Buyer shall have consented thereto in writing, (ii) disclosure is required pursuant to a court order or by subpoena or similar legal process, (iii) disclosure is made on advice of its counsel, pursuant to a request by a Governmental Authority, pursuant to Applicable Laws, or to comply with the rules and regulations of any stock exchange, (iv) such information has been previously made public (except as a result of a breach of this Agreement), (v) such disclosure is related to the Retained Liabilities, Excluded Assets, or indemnification obligations of Sellers under this Agreement or (vi) such disclosure is related to Sellers’ exercise of a right or remedy under this Agreement; provided, however, Sellers may disclose such information to its Affiliates, representatives, agents, nominees, auditors, attorneys, consultants, banks, potential financing sources and institutional investors as needed, but in such event, the Sellers shall use reasonable efforts to cause such persons to keep such information confidential.

13.21
Sale or Use Tax, Recording Fees, and Similar Taxes and Fees. The Buyer shall bear any sales, use, excise, real property transfer, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”). The Sellers will determine, and the Buyer agrees to cooperate with the Sellers in determining, Transfer Taxes, if any, that applicable Law requires the Sellers to collect from the Buyer in connection with the sale of the Properties hereunder, and the Buyer agrees to pay any such Transfer Taxes to the Sellers at Closing; provided, however, that the Sellers’ failure to collect any such Transfer Taxes at Closing shall not absolve the Buyer from the Buyer’s responsibility for such Transfer Taxes. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, the Buyer will timely furnish to the Sellers such certificate or evidence. Either Party will cooperate as reasonably requested by the other with respect to collecting and filing certificates or other documentation in support of filing or qualifying for an exception with respect to Transfer Taxes.

13.22
Expenses. Except as provided in Section 13.21, all expenses incurred by the Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers

PURCHASE AND SALE AGREEMENT

employed by the Sellers, shall be borne solely and entirely by the Sellers, and all such expenses incurred by the Buyer shall be borne solely and entirely by the Buyer.

13.23
Change of Name. Unless otherwise authorized by the Sellers in writing, as promptly as practicable, but in any case within ninety (90) days after the Closing Date, the Buyer shall eliminate the name CHESAPEAKE and any variants thereof from the Properties acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to the Sellers or any of their Affiliates.

13.24
Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by the Sellers with Governmental Authorities and relating to the Properties are to be transferred to the Buyer. On or before Closing, the Buyer shall obtain, or cause to be obtained in the name of the Buyer (or its operating Affiliate), substantially similar replacements for such bonds, letters of credit and guarantees set forth on Schedule 13.24 as necessary to permit the cancellation of such bonds, letters of credit and guarantees set forth on Schedule 13.24. The Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that the Buyer has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those set forth on Schedule 13.24.

13.25
CONSPICUOUS. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

13.26
Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party hereunder are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. Accordingly, and without limiting the Parties’ rights in Article 12, from and after Closing, if any Party violates or fails or refuses to perform any covenant or agreement made by such Party pursuant to Sections 5.13, 8.4, 13.4, 13.20, 13.23, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, the non-breaching Party may institute and prosecute any action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

13.27
Seller Liability. Each Seller hereby appoints CELLC to serve as its representative hereunder (the “Sellers’ Representative”) and agrees that the Sellers’ Representative shall be authorized on such Seller’s behalf and responsible

PURCHASE AND SALE AGREEMENT

hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed to Sellers hereunder, (b) receive all amounts payable to Sellers hereunder, (c) make, on a joint basis, all elections that Sellers are entitled to make hereunder, and (d) otherwise perform all of the obligations of Sellers under this Agreement. The Sellers’ Representative shall be responsible for delivering to each Seller all such notices, statements, reports, and other information, and disbursing to the Sellers their respective proportionate shares of all amounts received by Sellers’ Representative on their behalf. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made by Sellers’ Representative with respect to the foregoing described matters on behalf of the Sellers as fully and effectively as though each had done, performed, made or executed the same. SELLERS’ REPRESENTATIVE AGREES TO INDEMNIFY AND HOLD HARMLESS, AND EACH SELLER RELEASES, BUYER FROM AND AGAINST ANY AND ALL DAMAGES IN FAVOR OF ANY SELLER ARISING OUT OF, OR RESULTING IN ANY WAY FROM, THE PERFORMANCE AND DISCHARGE, OR THE FAILURE TO PERFORM OR DISCHARGE, BY SELLERS’ REPRESENTATIVE OF ITS RESPONSIBILITIES UNDER THIS SECTION. FURTHER, EACH SELLER WILL BE JOINTLY AND SEVERALLY LIABLE FOR ANY SELLER’S (OR ALL OF SELLERS’) OBLIGATIONS HEREUNDER. For the avoidance of doubt, in the event an individual defect or claim affects or applies to two or more of the Sellers, for purposes of determining whether the value of a defect or claim hereunder exceeds any threshold, deductible, or similar limitation herein, the value of such individual defect or claim attributable to each such Seller shall be aggregated, without duplication.

13.28
No Recourse. Notwithstanding anything to the contrary set forth in this Agreement, except as set forth in the CHK Parent Guaranty, no past, present or future director, officer, employee, member, partner, investor, lender, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney, financing source (including the Debt Financing Sources) or other representative of Buyer or Sellers, respectively, shall be responsible for any Liabilities of Buyer or Sellers, respectively, under this Agreement or for any Liabilities based on, in respect of, or by reason of this Agreement, any Assignment or any of the transactions contemplated hereby or thereby.

13.29
Waiver of Claims Against Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Seller agrees, on behalf of itself and its Affiliates, that (a) none of the Debt Financing Sources (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source shall have any Liability to such Seller or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at law or equity, in

PURCHASE AND SALE AGREEMENT

contract, in tort or otherwise, and (b) neither the Sellers nor any of their Affiliates (i) will have any rights or claims against any Debt Financing Source (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement, (ii) seek to enforce this Agreement against any Debt Financing Source (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source or (iii) bring any claim or cause of action against any Debt Financing Source (solely in their respective capacities as Debt Financing Sources) or any former, current or future director, officer, agent, attorney, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any Debt Financing Source under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Sellers have executed this Agreement effective as of the Execution Date.

SELLERS: CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

CHESAPEAKE APPALACHIA, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

CHK UTICA L.L.C., a Delaware limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

MC MINERAL COMPANY, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND AMONG
CHESAPEAKE EXPLORATION, L.L.C., CHESAPEAKE APPALACHIA, L.L.C., CHK UTICA, L.L.C., MC MINERAL
COMPANY, L.L.C., CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C., CHESAPEAKE ENERGY MARKETING,
L.L.C., CHESAPEAKE ROYALTY, L.L.C., MIDCON COMPRESSION, L.L.C. AND EAP OHIO, LLC

CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

CHESAPEAKE ENERGY MARKETING, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

CHESAPEAKE ROYALTY, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

MIDCON COMPRESSION, L.L.C., an Oklahoma limited liability company
By:	/s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Vice President — Business Development

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND AMONG
CHESAPEAKE EXPLORATION, L.L.C., CHESAPEAKE APPALACHIA, L.L.C., CHK UTICA, L.L.C., MC MINERAL
COMPANY, L.L.C., CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C., CHESAPEAKE ENERGY MARKETING,
L.L.C., CHESAPEAKE ROYALTY, L.L.C., MIDCON COMPRESSION, L.L.C. AND EAP OHIO, LLC

IN WITNESS WHEREOF, the Buyer has executed this Agreement effective as of the Execution Date.

BUYER: EAP Ohio, LLC By: Encino Acquisition Partners, LLC, as sole member By: Encino Energy, LLC, Manager
By:	/s/ Michael Magilton
Name: Michael Magilton
Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND AMONG
CHESAPEAKE EXPLORATION, L.L.C., CHESAPEAKE APPALACHIA, L.L.C., CHK UTICA, L.L.C., MC MINERAL
COMPANY, L.L.C., CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C., CHESAPEAKE ENERGY MARKETING,
L.L.C., CHESAPEAKE ROYALTY, L.L.C., MIDCON COMPRESSION, L.L.C. AND EAP OHIO, LLC